EXHIBIT 99.1
                                                                   ------------

                                                                      N E X E N

                           NEXEN IN. 801-7th Ave. SW Calgary, AB Canada T2P 3P7
                            T (403) 699-4000 F (403) 699-5776  www.nexeninc.com


N  E  W  S      R  E  L  E  A  S  E

                                                          For immediate release



                         NEXEN's FIRST QUARTER RESULTS:
       GENERATING SOLID CASH FLOW AND EARNINGS IN A LOW PRICE ENVIRONMENT


CALGARY, ALBERTA, APRIL 28, 2009 - Nexen delivered solid first quarter results. Highlights include:

     o   CASH FLOW OF $557 MILLION  ($1.07/SHARE)
     o   NET INCOME OF $135 MILLION ($0.26/SHARE)
     o PRODUCTION BEFORE ROYALTIES OF 252,000 BOE/D--9% INCREASE QUARTER OVER QUARTER
     o EXPANDED EXPLORATION SUCCESS IN THE UK NORTH SEA AT HOBBY IN THE GOLDEN EAGLE AREA
     o LONG LAKE--UPGRADER STARTED-UP; FIRST SALE OF PREMIUM SYNTHETIC CRUDE (PSC(TM)); RESERVOIR PERFORMING WELL; WATER HANDLING UPGRADES IMPLEMENTED
     o   TESTING COMMENCED FROM HORN RIVER SHALE GAS WELLS
     o   FINANCIAL POSITION REMAINS STRONG--LIQUIDITY OF OVER $3.3 BILLION
     o   STRONG CONTRIBUTION FROM OUR CORE PHYSICAL MARKETING BUSINESS


                                    THREE MONTHS ENDED      THREE MONTHS ENDED
                                          MARCH 31              DECEMBER 31
                                   ---------------------   --------------------
(Cdn$ millions)                        2009        2008            2008
-------------------------------------------------------------------------------
Production (mboe/d)(1)
  Before Royalties                      252         267             230
  After Royalties                       225         222             198
Net Sales                             1,048       1,870           1,270
Cash Flow from Operations(2)            557       1,039             559
  Per Common Share ($/share)(2)        1.07        1.96            1.08
Net Income                              135         630            (181)
  Per Common Share ($/share)           0.26        1.19           (0.35)
Capital Investment, excluding
Acquisitions                            747         786             897
Acquisitions(3)                         757           -              20
-------------------------------------------------------------------------------

(1) Production includes our share of Syncrude oil sands. US investors should read the Cautionary Note to US Investors at the end of this release.

(2) For reconciliation of this non-GAAP measure see Cash Flow from Operations on pg. 10.

(3) Represents acquisition of additional 15% interest in Long Lake from Opti Canada Inc.

FINANCIAL RESULTS--NETBACKS AMONG THE BEST IN THE BUSINESS

During the quarter, our cash flow from operations was $557 million and our production volumes were 9% higher than the previous quarter driven by improved uptime in the UK North Sea and the restoration of hurricane impacted production in the Gulf of Mexico. We continue to generate industry-leading cash netbacks averaging just over CDN$30/bbl in the first quarter, driven by low royalties and low company-wide conventional operating costs. WTI averaged US$43/bbl for the quarter compared to US$59/bbl in the previous quarter and US$98/bbl a year ago. Since the last quarter, WTI declined approximately 27%, but our cash flow remained the same. This reflects our higher production volumes and a turnaround in our marketing results.

"We are pleased with our first quarter results," stated Marvin Romanow, Nexen's President and Chief Executive Officer. "Our production volumes were strong and we generated solid cash flow and earnings in a low price environment. Our company-wide operations currently break even on earnings with commodity prices around US$30/bbl."

Our financial position remains strong and we have over $3.3 billion of available liquidity. This comprises cash of approximately $2.1 billion, with the remainder in undrawn committed credit lines. We have no debt maturities until 2012 and the average term of our public debt is approximately 17 years. As a result, we are well positioned in the current environment.

Late last year, we announced a 2009 capital investment program that was largely funded by cash flow with WTI in the $60/bbl range. We are managing our capital investment program recognizing current economic conditions. To protect base cash flow, we have put options on 45,000 bbls/d of our production with an average 2009 strike price of US$60/bbl Brent.

Our funding requirements for the first quarter totaled approximately $1.2 billion. The majority of this related to the acquisition of our additional 15% working interest in the Long Lake project and capital investment on development programs which exceeded quarterly cash flow. We funded these investments with excess cash generated in 2008 and by drawing on our credit lines.

"Our diversified portfolio of assets is delivering results and providing us with choices for capital investment in this challenging environment," stated Romanow. "While we are slowing down our investment in certain areas, we are accelerating projects that are economic in the current environment, such as the Golden Eagle area in the UK North Sea. We are also completing and progressing new growth projects such as Long Lake, Ettrick, Longhorn and Usan."

MARKETING--STREAMLINED BUSINESS GENERATING POSITIVE RESULTS

Our marketing division contributed cash flow of $83 million for the first quarter driven by a renewed focus on the optimization of our physical marketing assets. The crude oil marketing group used their storage positions to take advantage of contango in the marketplace. In January, we exited the last of the gas trading positions that did not support our physical marketing business.

"We have returned our marketing business back to basics and this has reduced our risk exposure," said Romanow. "We expect to see positive cash flow from this division for the year."

QUARTERLY PRODUCTION--IMPROVED UPTIME AND RESTORED HURRICANE VOLUMES

                        PRODUCTION BEFORE ROYALTIES   PRODUCTION AFTER ROYALTIES

Crude Oil, NGLs and       Q1 2009     Q4 2008           Q1 2009     Q4 2008
Natural Gas (mboe/d)
----------------------------------------------------    ------------------------
North Sea                    107        95                107         95
Yemen                         54        52                 36         32
Canada - Oil & Gas            38        39                 32         31
Canada - Bitumen               8         7                  8          6
United States                 19         9                 17          8
Other Countries                6         6                  5          5
Syncrude                      20        22                 20         21
                         ---------------------------    ------------------------
TOTAL                        252       230                 225        198
                         ---------------------------    ------------------------

Our first quarter production volumes averaged 252,000 boe/d (225,000 boe/d after royalties) with 85% of our production weighted to crude oil. Buzzard continues to outperform and contributed a quarterly record of 93,000 boe/d (215,000 boe/d gross) to our volumes. Buzzard will be shut down for four weeks in the third quarter for tie-in and jacket installation of the fourth platform, which will allow us to handle higher levels of hydrogen sulphide and maintain peak production until at least 2014. The shutdown is scheduled to coincide with an expected slowdown of the Forties pipeline for maintenance. We expect new volumes from the start up of Ettrick and Longhorn and the continuing ramp up of Long Lake to offset this Buzzard downtime.

We are also seeing the return of our Gulf of Mexico production that was shut-in due to hurricanes in 2008. Remaining shut-in production is expected to be back on stream later this year and in 2010. We expect our US production to increase over the course of the year as Longhorn comes onstream and most fields are restored to pre-hurricane levels.

During the quarter, Syncrude commenced the planned turnaround of Coker 8-3 earlier than anticipated. We expect second quarter volumes to be lower as a result of this turnaround, but improve in the second half of the year.

NORTH SEA--CONTINUED SUCCESSFUL EXPLORATION PROGRAM

During  the  quarter,  we have had  significant  success at Hobby in the Golden
Eagle area. We have completed drilling the Hobby discovery well and two sidetracks. All three wells encountered significant high quality oil pay. These results are encouraging and are at the high end of our pre-drill estimates. We plan to continue with appraisal activity and expect to spud an appraisal well shortly. In addition, we plan to drill a third sidetrack. The Golden Eagle area includes exciting discoveries at Golden Eagle, Hobby and Pink. We have a 34% operated interest in both Hobby and Golden Eagle and a 46% operated working interest in Pink. We have additional prospects in the area that we plan to drill later this year.

"We are excited with the discoveries we are making in the Golden Eagle area just north of our world-class Buzzard asset," commented Romanow. "The development of these discoveries is economic at current commodity prices and in our view, development of this area will support a standalone platform."

Our Ettrick development in the North Sea is progressing towards first oil in the coming months and is expected to add approximately 6,000 to 8,000 boe/d to our annual 2009 production volumes. The development consists of a leased floating production, storage and offloading vessel (FPSO) designed to handle 30,000 bbls/d of oil and 35 mmcf/d of gas. We also have a discovery at Blackbird which could be a future tie-back to Ettrick. We operate both Ettrick and Blackbird, with an 80% working interest in each.

LONG   LAKE--BITUMEN   PRODUCTION  TO  GROW  WITH  IMPLEMENTED  WATER  HANDLING
IMPROVEMENTS

During the quarter we reached a significant milestone at Long Lake when we produced and sold first PSCTM from the upgrader. The main process units in the upgrader have been successfully commissioned and are operating. The gasifier is creating syngas that is being used in SAGD operations for steam generation and creating hydrogen that is being used for upgrading. This has significantly reduced the need for purchased natural gas. During the upgrader ramp up, we expect that there will be periods of downtime as we work through the early stages of production and upgrading.

The reservoir continues to perform well and bitumen production is reflecting the amount of steam that has been injected into the reservoir. Our steam generation has been restricted by our ability to treat water during our ramp up phase. Approximately 90-95% of the water we inject into the reservoir is recycled and treated. In addition, we add cold source water to gradually increase overall steam volumes. Temperature limitations in the water treating system have limited our ability to ramp up steam volumes. We have implemented a number of low cost changes to the water treating system which include adding supplementary heat to the hot lime softeners and improving our filtration system. These changes are nearing completion and we expect that they will allow us to accelerate our steam injection capability. The modifications made so far have already resulted in a substantial increase to our steam generation volumes. For the first quarter, our steam volumes averaged 66,000 bbls/d and we are now starting to see rates in excess of 85,000 bbls/d. When the remaining modifications are completed shortly, we expect to see another step change in our steam volumes which we anticipate will accelerate our bitumen production ramp up. Given the steaming constraints, we have rationed our steam to 39 of the 81 well pairs. As we increase our steam capacity, the remaining wells will be brought on. The average steam to oil ratio for the wells on production is between four and five and we expect this ratio to fall to around three as production ramps up.

Currently, we are producing approximately 18,000 bbls/d (gross) of bitumen which is almost a 35% improvement over our first quarter average production of 13,400 bbls/d (gross). When we combine our bitumen production with third party volumes, we are producing approximately 15,000 bbls/d (gross) of upgraded on-spec PSCTM. Yields in the second quarter should improve as we start up the thermal cracker and solvent de-asphalter. We expect to reach full design rates of 72,000 bbls/d of gross bitumen production, upgraded to approximately 60,000 bbls/d (39,000 bbls/d net to us) of PSCTM in 2010.

We have a 65% interest in the Long Lake project and joint venture lands. We are the sole operator of the resource and upgrader and we have successfully integrated the upgrader personnel that came with the recent acquisition of the additional 15% of the project from Opti Canada Inc.

"Our reservoir is performing well, and with the start up of the upgrader, we have confirmed that the upgrading process works," stated Romanow. "We are generating and using syngas, we are producing PSCTM and the reservoir is delivering oil when it gets steam. Our biggest challenge is treating and boiling water. We are addressing this issue and expect to see a step change in our steam generation and a quicker ramp up of our bitumen production."

GULF OF MEXICO--EXPLORATION ACTIVITY RESUMES

At our Cote de Mer prospect, located on the Louisiana coast, we completed drilling to target depth of 22,300 feet. We encountered approximately 60 feet of net pay and based on data obtained, we estimate gross reserves to be between 20 and 110 bcf. We are currently completing this well and expect first production in the fourth quarter. We have a 35% working interest.

In the Eastern Gulf of Mexico, we plan to spud the Antietam prospect shortly, which is located three miles west of our Shiloh discovery. We expect drilling to be completed early in the third quarter. This is the fourth well in the area where we have already had success at Shiloh and Vicksburg. In addition, we plan to drill one more exploration well and an appraisal well at Vicksburg. We have a 25% interest in Vicksburg and a 20% interest in both Antietam and Shiloh, with Shell operating all three.

Development of the Longhorn discovery continues and first production is expected mid year. Peak production of approximately 200 mmcf/d gross (50 mmcf/d, net to us) is expected by year end. We have recently completed drilling a deeper well here which has extended our reserve base. We have a 25% non-operated working interest and ENI is the operator.

At Knotty Head, we plan to start drilling an appraisal well in 2009 when the first of our two new deep-water drilling rigs arrives. The rig is expected to enter the Gulf in the third quarter. We have a 25% operated interest in the field.

HORN RIVER SHALE GAS--HORIZONTAL WELL TESTING UNDERWAY

During the quarter, we completed and tied-in two wells drilled last summer. We have commenced testing on these wells. We also drilled three wells earlier this year and plan to complete and tie-in these wells before year end. We expect to have six wells on production as the year unfolds.

This shale gas play has the potential to become one of the most significant shale gas plays in North America. It has been compared to the Barnett Shale in Texas by other operators in the area as it displays similar rock properties and play characteristics. We have approximately 88,000 acres in the Dilly Creek area of the Horn River basin with a 100% working interest. As previously announced, we estimate these lands contain between 3 and 6 trillion cubic feet (0.5 to 1.0 billion barrels of oil equivalent) of recoverable contingent resource which could double our total proved reserves. Further appraisal activity is required before these estimates can be finalized and commerciality established.

"We continue to be encouraged by the results of our shale gas drilling program," said Romanow. "It demonstrates that we can produce the considerable resource potential contained in our lands. When gas prices recover, we will ramp up the pace of development and focus on reducing well costs."

OFFSHORE WEST AFRICA--USAN DEVELOPMENT CONTINUES AND EXPLORATION COMMENCES

Development of the Usan field on block OML 138, offshore Nigeria is fully underway. The field development plan includes a FPSO vessel with a storage capacity of two million barrels of oil. This year, we are scheduled to construct the FPSO hull, begin development drilling, and complete detailed engineering and procurement. The Usan field is expected to come on stream in 2012 and will ramp up to a peak production rate of 180,000 bbls/d (36,000 bbls/d net to us). Nexen has a 20% interest in exploration and development along with Total E&P Nigeria Limited (20% and Operator), Chevron Petroleum
Nigeria  Limited (30%) and Esso  Exploration and Production  Nigeria  (Offshore
East) Limited (30%).

On OPL 223, we have commenced exploration drilling on the block. Following drilling of the exploration well, the rig will return to OML 138 and begin development drilling at Usan. We have a 20% funding interest and 18% beneficial interest on block OPL 223. Our partners are Total E&P Nigeria Limited (18% and Operator), ChevronTexaco Nigeria Deepwater F Limited (27%), Esso Exploration and Production (Upstream) Limited (27%) and Nigerian Petroleum Development Company Limited (10% carried interest).

QUARTERLY DIVIDEND

The Board of Directors has declared the regular quarterly dividend of $0.05 per common share payable July 1, 2009, to shareholders of record on June 10, 2009. Shareholders are advised that the dividend is an eligible dividend for Canadian Income Tax purposes.

Nexen Inc. is an independent, Canadian-based global energy company, listed on the Toronto and New York stock exchanges under the symbol NXY. We are uniquely positioned for growth in the North Sea, Western Canada (including the Athabasca oil sands of Alberta and unconventional gas resource plays such as shale gas and coalbed methane), deep-water Gulf of Mexico, offshore West Africa and the Middle East. We add value for shareholders through successful full-cycle oil and gas exploration and development and leadership in ethics, integrity, governance and environmental protection.

Information with respect to forward-looking statements and cautionary notes is set out below.

For further information, please contact:

MICHAEL J. HARRIS, CA
Vice President, Investor Relations
(403) 699-4688

LAVONNE ZDUNICH, CA
Manager, Investor Relations
(403) 699-5821

TIM CHATTEN, P.ENG
Analyst, Investor Relations
(403) 699-4244

801 - 7th Ave SW
Calgary, Alberta, Canada T2P 3P7
WWW.NEXENINC.COM

CONFERENCE CALL

Marvin Romanow, President and CEO, and Kevin Reinhart, Senior Vice-President and CFO, will host a conference call to discuss our financial and operating results and expectations for the future.

Date:    April 28, 2009
Time:    7:00 a.m. Mountain Time (9:00 a.m. Eastern Time)

To listen to the conference call, please call one of the following:

416-340-2216 (Toronto)
866-226-1792 (North American toll-free)
800-9559-6849 (Global toll-free)

A replay of the call will be available for two weeks starting at 9:00 a.m. Mountain Time, by calling 416-695-5800 (Toronto) or 800-408-3053 (toll-free) passcode 4646307 followed by the pound sign. A live and on demand webcast of the conference call will be available at WWW.NEXENINC.COM.

FORWARD-LOOKING STATEMENTS

CERTAIN STATEMENTS IN THIS REPORT CONSTITUTE "FORWARD-LOOKING STATEMENTS" (WITHIN THE MEANING OF THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995) OR "FORWARD-LOOKING INFORMATION" (WITHIN THE MEANING OF APPLICABLE CANADIAN SECURITIES LEGISLATION). SUCH STATEMENTS OR INFORMATION (TOGETHER "FORWARD-LOOKING STATEMENTS") ARE GENERALLY IDENTIFIABLE BY THE FORWARD-LOOKING TERMINOLOGY USED SUCH AS "ANTICIPATE", "BELIEVE", "INTEND", "PLAN", "EXPECT", "ESTIMATE", "BUDGET", "OUTLOOK", "FORECAST" OR OTHER SIMILAR WORDS AND INCLUDE STATEMENTS RELATING TO OR ASSOCIATED WITH INDIVIDUAL WELLS, REGIONS OR PROJECTS. ANY STATEMENTS AS TO POSSIBLE FUTURE CRUDE OIL, NATURAL GAS OR CHEMICALS PRICES, FUTURE PRODUCTION LEVELS, FUTURE COST RECOVERY OIL REVENUES FROM OUR YEMEN OPERATIONS, FUTURE CAPITAL EXPENDITURES AND THEIR ALLOCATION TO EXPLORATION AND DEVELOPMENT ACTIVITIES, FUTURE EARNINGS, FUTURE ASSET DISPOSITIONS, FUTURE SOURCES OF FUNDING FOR OUR CAPITAL PROGRAM, FUTURE DEBT LEVELS, AVAILABILITY OF COMMITTED CREDIT FACILITIES, POSSIBLE COMMERCIALITY, DEVELOPMENT PLANS OR CAPACITY EXPANSIONS, FUTURE ABILITY TO EXECUTE DISPOSITIONS OF ASSETS OR BUSINESSES, FUTURE CASH FLOWS AND THEIR USES, FUTURE DRILLING OF NEW WELLS, ULTIMATE RECOVERABILITY OF CURRENT AND LONG-TERM ASSETS, ULTIMATE RECOVERABILITY OF RESERVES OR RESOURCES, EXPECTED FINDING AND DEVELOPMENT COSTS, EXPECTED OPERATING COSTS, FUTURE DEMAND FOR CHEMICALS PRODUCTS, ESTIMATES ON A PER SHARE BASIS, SALES, FUTURE EXPENDITURES AND FUTURE ALLOWANCES RELATING TO ENVIRONMENTAL MATTERS AND DATES BY WHICH CERTAIN AREAS WILL BE DEVELOPED, COME ON STREAM, OR REACH EXPECTED OPERATING CAPACITY AND CHANGES IN ANY OF THE FOREGOING ARE FORWARD-LOOKING STATEMENTS. STATEMENTS RELATING TO "RESERVES" OR "RESOURCES" ARE FORWARD-LOOKING STATEMENTS, AS THEY INVOLVE THE IMPLIED ASSESSMENT, BASED ON ESTIMATES AND ASSUMPTIONS THAT THE RESERVES AND RESOURCES DESCRIBED EXIST IN THE QUANTITIES PREDICTED OR ESTIMATED, AND CAN BE PROFITABLY PRODUCED IN THE FUTURE.

THE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE ACTUAL RESULTS, LEVELS OF ACTIVITY AND ACHIEVEMENTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH STATEMENTS. SUCH FACTORS INCLUDE, AMONG OTHERS: MARKET PRICES FOR OIL AND GAS AND CHEMICALS PRODUCTS; OUR ABILITY TO EXPLORE, DEVELOP, PRODUCE,
UPGRADE AND TRANSPORT CRUDE OIL AND NATURAL GAS TO MARKETS; THE RESULTS OF EXPLORATION AND DEVELOPMENT DRILLING AND RELATED ACTIVITIES; VOLATILITY IN ENERGY TRADING MARKETS; FOREIGN-CURRENCY EXCHANGE RATES; ECONOMIC CONDITIONS IN THE COUNTRIES AND REGIONS IN WHICH WE CARRY ON BUSINESS; GOVERNMENTAL ACTIONS INCLUDING CHANGES TO TAXES OR ROYALTIES, CHANGES IN ENVIRONMENTAL AND OTHER LAWS AND REGULATIONS; RENEGOTIATIONS OF CONTRACTS; RESULTS OF LITIGATION, ARBITRATION OR REGULATORY PROCEEDINGS; AND POLITICAL UNCERTAINTY, INCLUDING ACTIONS BY TERRORISTS, INSURGENT OR OTHER GROUPS, OR OTHER ARMED CONFLICT, INCLUDING CONFLICT BETWEEN STATES. THE IMPACT OF ANY ONE RISK, UNCERTAINTY OR FACTOR ON A PARTICULAR FORWARD-LOOKING STATEMENT IS NOT DETERMINABLE WITH CERTAINTY AS THESE FACTORS ARE INTERDEPENDENT, AND MANAGEMENT'S FUTURE COURSE OF ACTION WOULD DEPEND ON OUR ASSESSMENT OF ALL INFORMATION AT THAT TIME.

ALTHOUGH WE BELIEVE THAT THE EXPECTATIONS CONVEYED BY THE FORWARD-LOOKING STATEMENTS ARE REASONABLE BASED ON INFORMATION AVAILABLE TO US ON THE DATE SUCH FORWARD-LOOKING STATEMENTS WERE MADE, NO ASSURANCES CAN BE GIVEN AS TO FUTURE RESULTS, LEVELS OF ACTIVITY AND ACHIEVEMENTS. UNDUE RELIANCE SHOULD NOT BE PLACED ON THE STATEMENTS CONTAINED HEREIN, WHICH ARE MADE AS OF THE DATE HEREOF AND, EXCEPT AS REQUIRED BY LAW, NEXEN UNDERTAKES NO OBLIGATION TO UPDATE PUBLICLY OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN ARE EXPRESSLY QUALIFIED BY THIS CAUTIONARY STATEMENT. READERS SHOULD ALSO REFER TO ITEMS 1A AND 7A IN OUR 2008 ANNUAL REPORT ON FORM 10-K FOR FURTHER DISCUSSION OF THE RISK FACTORS.

CAUTIONARY NOTE TO US INVESTORS

     THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (SEC) PERMITS OIL AND GAS COMPANIES, IN THEIR FILINGS WITH THE SEC, TO DISCUSS ONLY PROVED RESERVES THAT ARE SUPPORTED BY ACTUAL PRODUCTION OR CONCLUSIVE FORMATION TESTS TO BE ECONOMICALLY AND LEGALLY PRODUCIBLE UNDER EXISTING ECONOMIC AND OPERATING CONDITIONS. IN THIS DISCLOSURE, WE MAY REFER TO "RECOVERABLE RESERVES", "PROBABLE RESERVES", "RECOVERABLE RESOURCES" AND "RECOVERABLE CONTINGENT RESOURCES" WHICH ARE INHERENTLY MORE UNCERTAIN THAN PROVED RESERVES. THESE TERMS ARE NOT USED IN OUR FILINGS WITH THE SEC. OUR RESERVES AND RELATED PERFORMANCE MEASURES REPRESENT OUR WORKING INTEREST BEFORE ROYALTIES, UNLESS OTHERWISE INDICATED. PLEASE REFER TO OUR ANNUAL REPORT ON FORM 10-K AVAILABLE FROM US OR THE SEC FOR FURTHER RESERVE DISCLOSURE.

     IN ADDITION, UNDER SEC REGULATIONS, THE SYNCRUDE OIL SANDS OPERATIONS ARE CONSIDERED MINING ACTIVITIES RATHER THAN OIL AND GAS ACTIVITIES. PRODUCTION, RESERVES AND RELATED MEASURES IN THIS RELEASE INCLUDE RESULTS FROM THE COMPANY'S SHARE OF SYNCRUDE. UNDER SEC REGULATIONS, WE ARE REQUIRED TO RECOGNIZE BITUMEN RESERVES RATHER THAN THE UPGRADED PREMIUM SYNTHETIC CRUDE OIL WE WILL PRODUCE AND SELL FROM LONG LAKE.


CAUTIONARY NOTE TO CANADIAN INVESTORS

     NEXEN IS AN SEC REGISTRANT AND A VOLUNTARY FORM 10-K (AND RELATED FORMS) FILER. THEREFORE, OUR RESERVES ESTIMATES AND SECURITIES REGULATORY
     DISCLOSURES FOLLOW SEC REQUIREMENTS. IN CANADA, NATIONAL INSTRUMENT 51-101--STANDARDS OF DISCLOSURE FOR OIL AND GAS ACTIVITIES (NI 51-101) PRESCRIBES THAT CANADIAN COMPANIES FOLLOW CERTAIN STANDARDS FOR THE PREPARATION AND DISCLOSURE OF RESERVES AND RELATED INFORMATION. NEXEN RESERVES DISCLOSURES ARE MADE IN RELIANCE UPON EXEMPTIONS GRANTED TO NEXEN BY CANADIAN SECURITIES REGULATORS FROM CERTAIN REQUIREMENTS OF NI 51-101 WHICH PERMITS US TO:

     o PREPARE OUR RESERVES ESTIMATES AND RELATED DISCLOSURES IN ACCORDANCE WITH SEC DISCLOSURE REQUIREMENTS, GENERALLY ACCEPTED INDUSTRY PRACTICES IN THE US AND THE STANDARDS OF THE CANADIAN OIL AND GAS EVALUATION HANDBOOK (COGE HANDBOOK) MODIFIED TO REFLECT SEC REQUIREMENTS;
     o SUBSTITUTE THOSE SEC DISCLOSURES FOR MUCH OF THE ANNUAL DISCLOSURE REQUIRED BY NI 51-101; AND
     o RELY UPON INTERNALLY-GENERATED RESERVES ESTIMATES AND THE STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS AND CHANGES THEREIN, INCLUDED IN THE SUPPLEMENTARY FINANCIAL INFORMATION, WITHOUT THE
         REQUIREMENT TO HAVE THOSE ESTIMATES EVALUATED OR AUDITED BY INDEPENDENT QUALIFIED RESERVES EVALUATORS.

AS A RESULT OF THESE EXEMPTIONS, NEXEN'S DISCLOSURES MAY DIFFER FROM OTHER CANADIAN COMPANIES AND CANADIAN INVESTORS SHOULD NOTE THE FOLLOWING FUNDAMENTAL DIFFERENCES IN RESERVES ESTIMATES AND RELATED DISCLOSURES CONTAINED HEREIN:

     o SEC REGISTRANTS APPLY SEC RESERVES DEFINITIONS AND PREPARE THEIR PROVED RESERVES ESTIMATES IN ACCORDANCE WITH SEC REQUIREMENTS AND GENERALLY ACCEPTED INDUSTRY PRACTICES IN THE US WHEREAS NI 51-101 REQUIRES ADHERENCE TO THE DEFINITIONS AND STANDARDS PROMULGATED BY THE COGE HANDBOOK;

     o THE SEC MANDATES DISCLOSURE OF PROVED RESERVES AND THE STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS AND CHANGES THEREIN CALCULATED USING YEAR-END CONSTANT PRICES AND COSTS ONLY WHEREAS NI 51-101 REQUIRES DISCLOSURE OF RESERVES AND RELATED FUTURE NET REVENUES USING FORECAST PRICES;

     o THE SEC MANDATES DISCLOSURE OF PROVED AND PROVED DEVELOPED RESERVES BY GEOGRAPHIC REGION ONLY WHEREAS NI 51-101 REQUIRES DISCLOSURE OF MORE RESERVE CATEGORIES AND PRODUCT TYPES;

     o THE SEC DOES NOT PRESCRIBE THE NATURE OF THE INFORMATION REQUIRED IN CONNECTION WITH PROVED UNDEVELOPED RESERVES AND FUTURE DEVELOPMENT
         COSTS WHEREAS NI 51-101 REQUIRES CERTAIN DETAILED INFORMATION REGARDING PROVED UNDEVELOPED RESERVES, RELATED DEVELOPMENT PLANS AND FUTURE DEVELOPMENT COSTS;

     o THE SEC DOES NOT REQUIRE DISCLOSURE OF FINDING AND DEVELOPMENT (F&D) COSTS PER BOE OF PROVED RESERVES ADDITIONS WHEREAS NI 51-101 REQUIRES THAT VARIOUS F&D COSTS PER BOE BE DISCLOSED. NI 51-101 REQUIRES THAT F&D COSTS BE CALCULATED BY DIVIDING THE AGGREGATE OF EXPLORATION AND DEVELOPMENT COSTS INCURRED IN THE CURRENT YEAR AND THE CHANGE IN ESTIMATED FUTURE DEVELOPMENT COSTS RELATING TO PROVED RESERVES BY THE ADDITIONS TO PROVED RESERVES IN THE CURRENT YEAR. HOWEVER, THIS WILL GENERALLY NOT REFLECT FULL CYCLE FINDING AND DEVELOPMENT COSTS RELATED TO RESERVE ADDITIONS FOR THE YEAR;

     o THE SEC LEAVES THE ENGAGEMENT OF INDEPENDENT QUALIFIED RESERVES EVALUATORS TO THE DISCRETION OF A COMPANY'S BOARD OF DIRECTORS WHEREAS NI 51-101 REQUIRES ISSUERS TO ENGAGE SUCH EVALUATORS AND TO FILE THEIR REPORTS;

     o THE SEC DOES NOT CONSIDER THE UPGRADING COMPONENT OF OUR INTEGRATED OIL SANDS PROJECT AT LONG LAKE AS AN OIL AND GAS ACTIVITY, AND THEREFORE PERMITS RECOGNITION OF BITUMEN RESERVES ONLY. NI 51-101 SPECIFICALLY INCLUDES SUCH ACTIVITY AS AN OIL AND GAS ACTIVITY AND RECOGNIZES SYNTHETIC OIL AS A PRODUCT TYPE, AND THEREFORE PERMITS RECOGNITION OF SYNTHETIC RESERVES. AT YEAR END, WE HAVE RECOGNIZED 285 MILLION BARRELS BEFORE ROYALTIES OF PROVED BITUMEN RESERVES (282 MILLION BARRELS AFTER ROYALTIES) UNDER SEC REQUIREMENTS, WHEREAS UNDER NI 51-101 WE WOULD HAVE RECOGNIZED 233 MILLION BARRELS BEFORE ROYALTIES OF PROVED SYNTHETIC RESERVES (231 MILLION BARRELS AFTER ROYALTIES);

     o THE SEC CONSIDERS OUR SYNCRUDE OPERATION AS A MINING ACTIVITY RATHER THAN AN OIL AND GAS ACTIVITY, AND THEREFORE DOES NOT PERMIT RELATED RESERVES TO BE INCLUDED WITH OIL AND GAS RESERVES. NI 51-101 SPECIFICALLY INCLUDES SUCH ACTIVITY AS AN OIL AND GAS ACTIVITY AND RECOGNIZES SYNTHETIC OIL AS A PRODUCT TYPE, AND THEREFORE PERMITS THEM TO BE INCLUDED WITH OIL AND GAS RESERVES. WE HAVE PROVIDED A SEPARATE TABLE SHOWING OUR SHARE OF THE SYNCRUDE PROVED RESERVES AS WELL AS THE ADDITIONAL DISCLOSURES RELATING TO MINING ACTIVITIES REQUIRED BY SEC REQUIREMENTS; AND

     o ANY RESERVES DATA IN THIS DOCUMENT REFLECTS OUR ESTIMATES OF RESERVES. WHILE WE OBTAIN AN INDEPENDENT ASSESSMENT OF A PORTION OF OUR RESERVES ESTIMATES, NO INDEPENDENT QUALIFIED RESERVES EVALUATOR OR AUDITOR WAS INVOLVED IN THE PREPARATION OF THE RESERVES DATA DISCLOSED IN THIS FORM 10-K.

THE FOREGOING IS A GENERAL DESCRIPTION OF THE PRINCIPAL DIFFERENCES ONLY. PLEASE NOTE THAT THE DIFFERENCES BETWEEN SEC REQUIREMENTS AND NI 51-101 MAY BE MATERIAL.

NI 51-101 REQUIRES THAT WE MAKE THE FOLLOWING DISCLOSURES:

     o WE USE OIL EQUIVALENTS (BOE) TO EXPRESS QUANTITIES OF NATURAL GAS AND CRUDE OIL IN A COMMON UNIT. A CONVERSION RATIO OF 6 MCF OF NATURAL GAS TO 1 BARREL OF OIL IS USED. BOE MAY BE MISLEADING, PARTICULARLY IF USED IN ISOLATION. THE CONVERSION RATIO IS BASED ON AN ENERGY EQUIVALENCY CONVERSION METHOD PRIMARILY APPLICABLE AT THE BURNER TIP AND DOES NOT REPRESENT A VALUE EQUIVALENCY AT THE WELLHEAD; AND

     o BECAUSE RESERVES DATA ARE BASED ON JUDGMENTS REGARDING FUTURE EVENTS ACTUAL RESULTS WILL VARY AND THE VARIATIONS MAY BE MATERIAL. VARIATIONS AS A RESULT OF FUTURE EVENTS ARE EXPECTED TO BE CONSISTENT WITH THE FACT THAT RESERVES ARE CATEGORIZED ACCORDING TO THE PROBABILITY OF THEIR RECOVERY.

RESOURCES

     NEXEN'S ESTIMATES OF CONTINGENT RESOURCES ARE BASED ON DEFINITIONS SET OUT IN THE CANADIAN OIL AND GAS EVALUATION HANDBOOK WHICH GENERALLY DESCRIBE CONTINGENT RESOURCES AS THOSE QUANTITIES OF PETROLEUM ESTIMATED, AS OF A GIVEN DATE, TO BE POTENTIALLY RECOVERABLE FROM KNOWN ACCUMULATIONS USING ESTABLISHED TECHNOLOGY OR TECHNOLOGY UNDER DEVELOPMENT, BUT WHICH ARE NOT CURRENTLY CONSIDERED TO BE COMMERCIALLY RECOVERABLE DUE TO ONE OR MORE CONTINGENCIES. SUCH CONTINGENCIES MAY INCLUDE, BUT ARE NOT LIMITED TO, FACTORS SUCH AS ECONOMIC, LEGAL, ENVIRONMENTAL, POLITICAL AND REGULATORY MATTERS OR A LACK OF MARKETS. SPECIFIC CONTINGENCIES PRECLUDING THESE CONTINGENT RESOURCES BEING CLASSIFIED AS RESERVES INCLUDE BUT ARE NOT LIMITED TO: FUTURE DRILLING PROGRAM RESULTS, DRILLING AND COMPLETIONS OPTIMIZATION, STAKEHOLDER AND REGULATORY APPROVAL OF FUTURE DRILLING AND INFRASTRUCTURE PLANS, ACCESS TO REQUIRED INFRASTRUCTURE, ECONOMIC FISCAL TERMS, A LOWER LEVEL OF DELINEATION, THE ABSENCE OF REGULATORY APPROVALS, DETAILED DESIGN ESTIMATES AND NEAR-TERM DEVELOPMENT PLANS, AND GENERAL UNCERTAINTIES ASSOCIATED WITH THIS EARLY STAGE OF EVALUATION. THE
     ESTIMATED RANGE OF CONTINGENT RESOURCES REFLECTS CONSERVATIVE AND OPTIMISTIC LIKELIHOODS OF RECOVERY. HOWEVER, THERE IS NO CERTAINTY THAT IT WILL BE COMMERCIALLY VIABLE TO PRODUCE ANY PORTION OF THESE CONTINGENT RESOURCES.

     NEXEN'S  ESTIMATES  OF  DISCOVERED  RESOURCES  (EQUIVALENT  TO  DISCOVERED
     PETROLEUM INITIALLY-IN-PLACE) ARE BASED ON DEFINITIONS SET OUT IN THE CANADIAN OIL AND GAS EVALUATION HANDBOOK WHICH GENERALLY DESCRIBE DISCOVERED RESOURCES AS THOSE QUANTITIES OF PETROLEUM ESTIMATED, AS OF A GIVEN DATE, TO BE CONTAINED IN KNOWN ACCUMULATIONS PRIOR TO PRODUCTION.
     DISCOVERED RESOURCES DO NOT REPRESENT RECOVERABLE VOLUMES. WE DISCLOSE ADDITIONAL INFORMATION REGARDING RESOURCE ESTIMATES IN ACCORDANCE WITH NI 51-101. THESE DISCLOSURES CAN BE FOUND ON OUR WEBSITE AND ON SEDAR.

     CAUTIONARY STATEMENT: IN THE CASE OF DISCOVERED RESOURCES OR A SUBCATEGORY OF DISCOVERED RESOURCES OTHER THAN RESERVES, THERE IS NO CERTAINTY THAT IT WILL BE COMMERCIALLY VIABLE TO PRODUCE ANY PORTION OF THE RESOURCES. IN THE CASE OF UNDISCOVERED RESOURCES OR A SUBCATEGORY OF UNDISCOVERED RESOURCES, THERE IS NO CERTAINTY THAT ANY PORTION OF THE RESOURCES WILL BE DISCOVERED. IF DISCOVERED, THERE IS NO CERTAINTY THAT IT WILL BE COMMERCIALLY VIABLE TO PRODUCE ANY PORTION OF THE RESOURCES.

NEXEN INC.
FINANCIAL HIGHLIGHTS


                                                                Three Months
                                                               Ended March 31
(Cdn$ millions)                                             2009            2008
--------------------------------------------------------------------------------

Net Sales                                                  1,048          1,870
Cash Flow from Operations                                    557          1,039
     Per Common Share ($/share)                             1.07           1.96
Net Income                                                   135            630
     Per Common Share ($/share)                             0.26           1.19
Capital Investment (1)                                     1,504            786
Net Debt (2)                                               5,737          4,059
Common Shares Outstanding (millions of shares)             520.8          529.4
                                                 -------------------------------

(1) Includes oil and gas development, exploration, and expenditures for other property, plant and equipment.
(2) Net debt is defined as long-term debt and short-term borrowings less cash and cash equivalents.


CASH FLOW FROM OPERATIONS (1)

                                                                Three Months
                                                               Ended March 31
(Cdn$ millions)                                             2009           2008
--------------------------------------------------------------------------------
Oil & Gas and Syncrude
     United Kingdom                                         430             880
     Yemen (2)                                               87             165
     Canada                                                  34              86
     United States                                           12             147
     Other Countries                                          9              34
     Marketing                                               84              13
     Syncrude                                                26              90
                                                      --------------------------
                                                            682           1,415
Chemicals                                                    27              13
                                                      --------------------------
                                                            709           1,428
Interest and Other Corporate Items                          (58)            (64)
Income Taxes (3)                                            (94)           (325)
                                                      --------------------------
Cash Flow from Operations (1)                               557           1,039
                                                      ==========================


(1) Defined as cash flow from operating activities before changes in non-cash working capital and other. We evaluate our performance and that of our business segments based on earnings and cash flow from operations. Cash flow from operations is a non-GAAP term that represents cash generated from operating activities before changes in non-cash working capital and other and excludes items of a non-recurring nature. We consider it a key measure as it demonstrates our ability and the ability of our business segments to generate the cash flow necessary to fund future growth through capital investment and repay debt. Cash flow from operations may not be comparable with the calculation of similar measures for other companies.


                                                                Three Months
                                                               Ended March 31
 (Cdn$ millions)                                             2009          2008
--------------------------------------------------------------------------------
Cash Flow from Operating Activities                           789         1,168
 Changes in Non-Cash Working Capital                         (420)         (140)
 Other                                                        141            17
 Impact of Annual Crude Oil Put Options                        47            (6)
                                                        ------------------------
 Cash Flow from Operations                                    557         1,039
                                                        ========================

 Weighted-average Number of Common Shares
   Outstanding (millions of shares)                         520.2         528.9

                                                        ------------------------
 Cash Flow from Operations Per Common Share ($/share)        1.07          1.96
                                                        ========================

(2) After in-country cash taxes of $24 million for the three months ended March 31, 2009 (2008 - $67 million).
(3)  Excludes in-country cash taxes in Yemen.

NEXEN INC.
PRODUCTION VOLUMES (BEFORE ROYALTIES) (1)


                                                                Three Months
                                                               Ended March 31
                                                            2009           2008
--------------------------------------------------------------------------------

Crude Oil and NGLs (mbbls/d)
     United Kingdom                                        103.8          106.0
     Yemen                                                  54.5           62.2
     Canada                                                 15.5           16.2
     United States                                          10.4           13.7
     Other Countries                                         5.5            6.0
     Long Lake Bitumen                                       8.1            0.7
   Syncrude (mbbls/d) (2)                                   19.8           19.3
                                                       -------------------------
                                                           217.6          224.1
                                                       -------------------------
Natural Gas (mmcf/d)
     United Kingdom                                           18             21
     Canada                                                  137            127
     United States                                            50            112
                                                      --------------------------
                                                             205            260
                                                      --------------------------

Total Production (mboe/d)                                    252            267
                                                      ==========================

PRODUCTION VOLUMES (AFTER ROYALTIES)

                                                                Three Months
                                                               Ended March 31
                                                            2009           2008
--------------------------------------------------------------------------------
Crude Oil and NGLs (mbbls/d)
     United Kingdom                                        103.8          106.0
     Yemen                                                  35.7           31.8
     Canada                                                 12.3           12.3
     United States                                           9.5           12.0
     Other Countries                                         5.1            5.5
     Long Lake Bitumen                                       8.1            0.6
   Syncrude (mbbls/d) (2)                                   19.6           17.0
                                                       -------------------------
                                                           194.1          185.2
                                                       -------------------------
Natural Gas (mmcf/d)
     United Kingdom                                           18             21
     Canada                                                  122            107
     United States                                            45             95
                                                       -------------------------
                                                             185            223
                                                       -------------- ----------

Total Production (mboe/d)                                    225            222
                                                       =========================



Notes:
(1) We have presented production volumes before royalties as we measure our performance on this basis consistent with other Canadian oil and gas companies.
(2)  Considered a mining operation for US reporting purposes.

NEXEN INC.
OIL AND GAS PRICES AND CASH NETBACK (1)

                                                                                            TOTAL
                                    Quarters - 2009             Quarters - 2008              YEAR
                                    --------------- -------------------------------------- --------
(all dollar amounts in Cdn$ unless          1st        1st        2nd       3rd       4th     2008
noted)
--------------------------------------------------- -------------------------------------- --------
PRICES:
WTI Crude Oil (US$/bbl)                   43.08      97.90     123.98    117.98     58.73     99.65
Nexen Average - Oil (Cdn$/bbl)            50.41      93.00     118.00    115.56     59.90     96.92
NYMEX Natural Gas (US$/mmbtu)              4.48       8.75      11.48      8.95      6.41      8.90
Nexen Average - Gas (Cdn$/mcf)             5.11       7.97      10.21      8.65      6.34      8.44
--------------------------------------------------- -------------------------------------- --------

NETBACKS:
CANADA - HEAVY OIL
Sales (mbbls/d)                            15.4       16.2       16.4      16.0      16.2      16.2

Price Received ($/bbl)                    35.35      65.94      93.16     97.91     41.14     74.51
Royalties & Other                          6.86      16.65      22.61     24.24      8.81     18.07
Operating Costs                           15.42      15.76      17.17     16.99     16.69     16.66
--------------------------------------------------- -------------------------------------- --------
Netback                                   13.07      33.53      53.38     56.68     15.64     39.78
--------------------------------------------------- -------------------------------------- --------
CANADA - NATURAL GAS
Sales (mmcf/d)                              137        127        126       133       138       131

Price Received ($/mcf)                     4.75       7.57       9.67      8.00      6.06      7.73
Royalties & Other                          0.59       1.18       1.53      1.52      1.07      1.32
Operating Costs                            1.54       1.67       1.84      1.84      1.66      1.75
--------------------------------------------------- -------------------------------------- --------
Netback                                    2.62       4.72       6.30      4.64      3.33      4.66
--------------------------------------------------- -------------------------------------- --------
YEMEN
Sales (mbbls/d)                            54.7       62.5      57.4       54.2      51.7      56.4

Price Received ($/bbl)                    52.30      96.57     120.39    115.92     64.48     99.87
Royalties & Other                         19.43      48.07      59.21     52.47     26.33     46.94
Operating Costs                            9.62       7.76       8.80      7.82      9.80      8.51
In-country Taxes                           4.92      11.82      17.45     16.11      7.60     13.31
--------------------------------------------------- -------------------------------------- --------
Netback                                   18.33      28.92      34.93     39.52     20.75     31.11
--------------------------------------------------- -------------------------------------- --------
SYNCRUDE
Sales (mbbls/d)                            19.8       19.3       19.1      22.9      22.3      20.9

Price Received ($/bbl)                    55.48     101.70     130.90    126.56     65.48    105.47
Royalties & Other                          0.40      11.93      22.08     21.89      4.97     15.11
Operating Costs                           36.95      35.16      45.09     32.40     34.67     36.53
--------------------------------------------------- -------------------------------------- --------
Netback                                   18.13      54.61      63.73     72.27     25.84     53.83
--------------------------------------------------- -------------------------------------- --------

(1) Defined as average sales price less royalties and other, operating costs, and in-country taxes in Yemen.

NEXEN INC.
OIL AND GAS CASH NETBACK (1) (CONTINUED)

                                                                                              TOTAL
                                    Quarters - 2009             Quarters - 2008                YEAR
                                    --------------- -------------------------------------- --------
(all dollar amounts in Cdn$ unless          1st        1st        2nd       3rd      4th       2008
noted)
--------------------------------------------------- -------------------------------------- --------
UNITED STATES
Crude Oil:
   Sales (mbbls/d)                         10.4       13.7       11.3       8.5      3.8        9.3
   Price Received ($/bbl)                 46.27      94.07     120.77    122.46    58.43     104.94
Natural Gas:
   Sales (mmcf/d)                            50        112         99        70       31         78
   Price Received ($/mcf)                  5.93       9.03      11.80     10.14     8.09      10.07
Total Sales Volume (mboe/d)                18.8       32.4       27.8      20.2      8.9       22.3

Price Received ($/boe)                    41.50      71.10      91.08     86.75    52.77      79.02
Royalties & Other                          4.52       9.53      12.88     12.30     7.89      11.03
Operating Costs                           13.79       8.20       9.28     15.62    21.58      11.57
--------------------------------------------------- -------------------------------------- --------
Netback                                   23.19      53.37      68.92     58.83    23.30      56.42
--------------------------------------------------- -------------------------------------- --------
UNITED KINGDOM
Crude Oil:
   Sales (mbbls/d)                        100.8      108.9       89.0     107.0     96.4      100.3
   Price Received ($/bbl)                 51.60      93.38     118.24    114.89     58.6      96.23
Natural Gas:
   Sales (mmcf/d)                            21         22         24        18       16         20
   Price Received ($/mcf)                  5.50       6.82       7.06      7.53     5.44       6.78
Total Sales Volume (mboe/d)               104.3      112.6       93.0     110.0     99.0      103.7

Price Received ($/boe)                    50.97      91.67     114.95    112.99    57.91      94.45
Operating Costs                            5.48       5.67       7.42      6.71     7.39       6.75
--------------------------------------------------- -------------------------------------- --------
Netback                                   45.49      86.00     107.53    106.28    50.52      87.70
--------------------------------------------------- -------------------------------------- --------
OTHER COUNTRIES
Sales (mbbls/d)                             5.5        6.0        5.7       5.7      5.8        5.8

Price Received ($/bbl)                    41.68      91.85     113.18    120.11    72.43      98.98
Royalties & Other                          3.26       7.46       8.95      9.42     5.81       7.88
Operating Costs                            4.81       4.74       4.43      5.14     3.79       4.52
--------------------------------------------------- -------------------------------------- --------
Netback                                   33.61      79.65      99.80    105.55    62.83      86.58
--------------------------------------------------- -------------------------------------- --------

COMPANY-WIDE
Oil and Gas Sales (mboe/d)                241.4      270.1      240.4     250.9    226.9      247.0

Price Received ($/boe)                    47.56      85.90     108.26    106.22    56.94      89.78
Royalties & Other                          5.64      14.87      19.92     16.98     8.22      15.06
Operating Costs                           10.62       9.46      11.89     10.90    12.01      11.04
In-country Taxes                           1.11       2.74       4.16      3.48     1.73       3.04
--------------------------------------------------- -------------------------------------- --------
Netback                                   30.19      58.83      72.29     74.86    34.98      60.64
--------------------------------------------------- -------------------------------------- --------

(1) Defined as average sales price less royalties and other, operating costs, and in-country taxes in Yemen.

NEXEN INC.
UNAUDITED CONSOLIDATED STATEMENT OF INCOME
FOR THE THREE MONTHS ENDED MARCH 31


(Cdn$ millions, except per share amounts)                  2009         2008
------------------------------------------------------------------------------
REVENUES AND OTHER INCOME
  Net Sales                                               1,048        1,870
  Marketing and Other (Note 15)                             257          222
                                                      ------------------------
                                                          1,305        2,092
                                                      ------------------------
EXPENSES
  Operating                                                 305          309
  Depreciation, Depletion,
     Amortization and Impairment                            409          364
  Transportation and Other                                  201          205
  General and Administrative                                100           55
  Exploration                                                53           32
  Interest (Note 10)                                         68           27
                                                      ------------------------
                                                          1,136          992
                                                      ------------------------

INCOME BEFORE PROVISION FOR INCOME TAXES                    169        1,100
                                                      ------------------------

PROVISION FOR (RECOVERY OF) INCOME TAXES
   Current                                                  118          392
   Future                                                   (87)          77
                                                      ------------------------
                                                             31          469
                                                      ------------------------

NET INCOME BEFORE NON-CONTROLLING INTERESTS                 138          631
   Less: Net Income Attributable to
   Non-Controlling Interests                                 (3)          (1)
                                                      ------------------------

NET INCOME ATTRIBUTABLE TO NEXEN INC.                       135          630
                                                      ========================

EARNINGS PER COMMON SHARE ($/share)
  (Note 16)

  Basic                                                    0.26         1.19
                                                      ========================

  Diluted                                                  0.26         1.17
                                                      ========================

SEE ACCOMPANYING NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

NEXEN INC.
UNAUDITED CONSOLIDATED BALANCE SHEET

                                                     March 31       December 31
(Cdn$ millions, except share amounts)                    2009              2008
--------------------------------------------------------------------------------
ASSETS
   CURRENT ASSETS
      Cash and Cash Equivalents                         2,054             2,003
      Restricted Cash (Notes 2 and 8)                     426               103
      Accounts Receivable (Note 3)                      2,821             3,163
      Inventories and Supplies (Note 4)                   546               484
      Other                                               405               169
                                                      --------------------------
         Total Current Assets                           6,252             5,922
                                                      --------------------------

   PROPERTY, PLANT AND EQUIPMENT
      Net of Accumulated Depreciation, Depletion,
         Amortization and Impairment of $11,021
         (December 31, 2008 - $10,393)                 16,177            14,922
   GOODWILL                                               400               390
   FUTURE INCOME TAX ASSETS                               359               351
   DEFERRED CHARGES AND OTHER ASSETS (Note 6)             431               570
                                                      --------------------------
TOTAL ASSETS                                           23,619            22,155
                                                      ==========================

LIABILITIES
   CURRENT LIABILITIES
      Accounts Payable and Accrued
         Liabilities (Note 9)                           3,455             3,326
      Accrued Interest Payable                             80                67
      Dividends Payable                                    26                26
                                                      --------------------------
         Total Current Liabilities                      3,561             3,419
                                                      --------------------------

   LONG-TERM DEBT (Note 10)                             7,791             6,578
   FUTURE INCOME TAX LIABILITIES                        2,605             2,619
   ASSET RETIREMENT OBLIGATIONS (Note 12)               1,033             1,024
   DEFERRED CREDITS AND OTHER LIABILITIES (Note 13)     1,300             1,324

SHAREHOLDERS' EQUITY (Note 14)
   Nexen Inc. Shareholders' Equity
      Common Shares, no par value
         Authorized:   Unlimited
         Outstanding:  2009 - 520,813,961 shares
                       2008 - 519,448,590 shares        1,004               981
      Contributed Surplus                                   2                 2
      Retained Earnings                                 6,399             6,290
      Accumulated Other Comprehensive Loss               (128)             (134)
                                                      --------------------------
   Total Nexen Inc. Shareholders' Equity                7,277             7,139
      Non-Controlling Interests                            52                52
                                                      --------------------------
   TOTAL SHAREHOLDERS' EQUITY                           7,329             7,191
   COMMITMENTS, CONTINGENCIES AND
      GUARANTEES (Note 17)
                                                      --------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY             23,619            22,155
                                                      ==========================

SEE ACCOMPANYING NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

NEXEN INC.
UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31


(Cdn$ millions)                                                2009        2008
-------------------------------------------------------------------------------
OPERATING ACTIVITIES
   Net Income                                                   135         630
   Charges and Credits to Income not
         Involving Cash (Note 18)                               322         383
   Exploration Expense                                           53          32
   Changes in Non-Cash Working
         Capital (Note 18)                                      420         140
   Other                                                       (141)        (17)
                                                            -------------------
                                                                789       1,168

FINANCING ACTIVITIES
   Proceeds from (Repayment of) Term Credit
     Facilities, Net                                          1,011        (228)
   Proceeds from Canexus Term Credit Facilities, Net             10           8
   Dividends on Common Shares                                   (26)        (13)
   Distributions Paid to Non-Controlling Interests               (4)         (4)
   Issue of Common Shares and Exercise of Tandem
      Options for Shares                                         23          26
                                                            -------------------
                                                              1,014        (211)

INVESTING ACTIVITIES
   Capital Expenditures
       Exploration and Development                             (702)       (769)
       Proved Property Acquisitions                            (757)          -
       Chemicals, Corporate and Other                           (45)        (17)
   Proceeds on Disposition of Assets                             14           -
   Changes in Restricted Cash                                  (314)        121
   Changes in Non-Cash Working Capital (Note 18)                 19          22
   Other                                                         (2)        (27)
                                                           --------------------
                                                             (1,787)       (670)

EFFECT OF EXCHANGE RATE CHANGES ON CASH
   AND CASH EQUIVALENTS                                          35          31
                                                           --------------------

INCREASE IN CASH AND CASH EQUIVALENTS                            51         318

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD               2,003         206
                                                           --------------------

CASH AND CASH EQUIVALENTS - END OF PERIOD                     2,054         524
                                                           ====================


CASH AND CASH EQUIVALENTS AT MARCH 31, 2009 CONSISTS OF CASH OF $182 MILLION AND SHORT-TERM INVESTMENTS OF $1,872 MILLION (DECEMBER 31, 2008 - CASH OF $355 MILLION AND SHORT-TERM INVESTMENTS OF $1,648 MILLION).


SEE ACCOMPANYING NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

NEXEN INC.
UNAUDITED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
FOR THE THREE MONTHS ENDED MARCH 31

(Cdn$ millions)                                                2009       2008
-------------------------------------------------------------------------------
COMMON SHARES, Beginning of Period                              981        917
      Issue of Common Shares                                     23         20
      Exercise of Tandem Options for Shares                       -          6
      Accrued Liability Relating to Tandem
          Options Exercised for Common Shares                     -          6
                                                            -------------------
    Balance at End of Period                                  1,004        949
                                                            ===================

CONTRIBUTED SURPLUS, Beginning of Period                          2          3
                                                            -------------------
   Balance at End of Period                                       2          3
                                                            ===================

RETAINED EARNINGS, Beginning of Period                        6,290      4,983
      Net Income                                                135        630
      Dividends on Common Shares (Note 14)                      (26)       (13)
                                                            -------------------
   Balance at End of Period                                   6,399      5,600
                                                            ===================

ACCUMULATED OTHER COMPREHENSIVE LOSS, Beginning of Period      (134)      (293)
      Other Comprehensive Income                                  6         27
                                                            -------------------
   Balance at End of Period                                    (128)      (266)
                                                            ===================

NON-CONTROLLING INTERESTS, Beginning of Period                   52         67
      Net Income Attributable to Non-Controlling Interests        3          1
      Distributions Paid to Non-Controlling Interests            (4)        (4)
      Issue of Partnership Shares to Nexen Inc. under
         Distribution Reinvestment Plan                           1          -
                                                            -------------------
   Balance at End of Period                                      52         64
                                                            ===================


NEXEN INC.
UNAUDITED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED MARCH 31

(Cdn$ millions)                                                2009       2008
-------------------------------------------------------------------------------
NET INCOME                                                      135        630
   Other Comprehensive Income (Loss), Net of Income Taxes:
      Foreign Currency Translation Adjustment
         Net Gains (Losses) on Investment in
           Self-Sustaining Foreign Operations                   174        186
         Net Gains (Losses) on Debt Hedges of
           Self-Sustaining Foreign Operations(1)               (168)      (159)
                                                           -------------------
       Other Comprehensive Income                                 6         27
                                                           -------------------
 COMPREHENSIVE INCOME ATTRIBUTABLE TO NEXEN INC.                141        657
                                                            ===================

1 Net of income tax recovery for the three months ended March 31, 2009 of $24 million (2008 - net of income tax recovery of $23 million)

SEE ACCOMPANYING NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

NEXEN INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
Cdn$ millions, except as noted

1.   ACCOUNTING POLICIES

Our Unaudited Consolidated Financial Statements are prepared in accordance with Canadian Generally Accepted Accounting Principles (GAAP). The impact of significant differences between Canadian and United States GAAP on the Unaudited Consolidated Financial Statements is disclosed in Note 20. In the opinion of management, the Unaudited Consolidated Financial Statements contain all adjustments of a normal and recurring nature necessary to present fairly Nexen Inc.'s (Nexen, we or our) financial position at March 31, 2009 and December 31, 2008 and the results of our operations and our cash flows for the three months ended March 31, 2009 and 2008.

We make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Unaudited Consolidated Financial Statements, and revenues and expenses during the reporting period. Our management reviews these estimates on an ongoing basis, including those related to accruals, litigation, environmental and asset retirement obligations, recoverability of assets, income taxes, fair values of derivative assets and liabilities, capital adequacy and determination of proved reserves. Changes in facts and circumstances may result in revised estimates and actual results may differ from these estimates. The results of operations and cash flows for the three months ended March 31, 2009 are not necessarily indicative of the results of operations or cash flows to be expected for the year ending December 31, 2009.

These Unaudited Consolidated Financial Statements should be read in conjunction with our Audited Consolidated Financial Statements included in our 2008 Form 10-K. Except as described below, the accounting policies we follow are described in Note 1 of the Audited Consolidated Financial Statements included in our 2008 Form 10-K.

In February 2008, the Canadian Accounting Standards Board ((AcSB) confirmed that all Canadian publicly accountable enterprises will be required to adopt International Financial Reporting Standards (IFRS) for interim and annual reporting purposes for fiscal years beginning on or after January 1, 2011. We are currently assessing the impact of the convergence of Canadian GAAP with IFRS on our results of operations, financial position and disclosures. A project team has been set up to manage this transition and to ensure successful implementation within the required timeframe.


CHANGE IN ACCOUNTING POLICIES

GOODWILL AND INTANGIBLE ASSETS

On January 1, 2009, we retrospectively adopted the Canadian Institute of Chartered Accountants (CICA) Section 3064, GOODWILL AND INTANGIBLE ASSETS issued by the AcSB. This section clarifies the criteria for the recognition of assets, intangible assets and internally developed intangible assets. Adoption of this standard did not have a material impact on our results of operations or financial position.

BUSINESS COMBINATIONS

On January 1, 2009, we prospectively adopted CICA Section 1582, BUSINESS COMBINATIONS issued by the AcSB. This section establishes principles and requirements of the acquisition method for business combinations and related disclosures. Adoption of this statement did not have a material impact on our results of operations or financial position.

CONSOLIDATED FINANCIAL STATEMENTS AND NON-CONTROLLING INTERESTS

On January 1, 2009, we adopted CICA Sections 1601, CONSOLIDATED FINANCIAL STATEMENTS, and 1602, NON-CONTROLLING INTERESTS issued by the AcSB. Section 1601 establishes standards for the preparation of consolidated financial statements. Section 1602 provides guidance on accounting for non-controlling interests in consolidated financial statements subsequent to a business combination. Adoption of this statement did not have a material impact on our results of operations or financial position. The retrospective presentation changes have been included in the Unaudited Consolidated Financial Statements as applicable.

2.   RESTRICTED CASH

At March 31, 2009,  our  restricted  cash  consists of margin  deposits of $426 million (December 31, 2008 - $103 million) related to exchange-traded derivative financial contracts used by our energy marketing group to hedge other derivative contracts such as physical purchase and sale commodity contracts. Certain exchanges require that we maintain margin for open derivative financial contracts. The margin requirements change daily to reflect the number of outstanding contracts and the change in net mark-to-market gains and losses on those contracts. During the quarter, a portion of the gains were settled resulting in an increase in margin requirements to cover unsettled but previously recognized losses. Additional margin was required to cover net losses recognized during the quarter on derivative financial contracts which economically hedge mark-to-market gains on our physical positions.

3.   ACCOUNTS RECEIVABLE

                                                 March 31         December 31
                                                     2009                2008
-------------------------------------------------------------------------------
Trade
     Energy Marketing                               1,252               1,501
     Energy Marketing Derivative
         Contracts (Note 7)                           723                 755
     Oil and Gas                                      662                 639
     Chemicals and Other                               56                  68
                                                 ------------------------------
                                                    2,693               2,963
Non-Trade                                             196                 270
                                                 ------------------------------
                                                    2,889               3,233
Allowance for Doubtful Receivables                    (68)                (70)
                                                 ------------------------------
Total                                               2,821               3,163
                                                 ===============================

4.   INVENTORIES AND SUPPLIES


                                                 March 31         December 31
                                                     2009                2008
-------------------------------------------------------------------------------
Finished Products
     Energy Marketing                                 413                 384
     Oil and Gas                                       21                  17
     Chemicals and Other                               17                  16
                                                 ------------------------------
                                                      451                 417
Work in Process                                         9                   6
Field Supplies                                         86                  61
                                                 ------------------------------
Total                                                 546                 484
                                                 ===============================


5.   SUSPENDED EXPLORATION WELL COSTS


The following table shows the changes in capitalized exploratory well costs during the three months ended March 31, 2009 and the year ended December 31, 2008, and does not include amounts that were initially capitalized and subsequently expensed in the same period.

                                                Three Months         Year Ended
                                              Ended March 31        December 31
                                                        2009               2008
-------------------------------------------------------------------------------
Beginning of Period                                      518                326
     Exploratory Well Costs Capitalized
       Pending the Determination of
       Proved Reserves                                   113                254
     Capitalized Exploratory Well Costs
       Charged to Expense                                 (7)               (81)
     Transfers to Wells, Facilities and
       Equipment Based on
       Determination of Proved Reserves                    -                (29)
     Effects of Foreign Exchange Rate Changes             10                 48
                                                 ------------------------------
End of Period                                            634                518
                                                 ==============================

The following table provides an aging of capitalized exploratory well costs based on the date drilling was completed and shows the number of projects for which exploratory well costs have been capitalized for a period greater than one year after the completion of drilling.

                                                  March 31          December 31
                                                      2009                 2008
--------------------------------------------------------------------------------
Capitalized for a Period of One Year or Less           314                  239
Capitalized for a Period of Greater than One Year      320                  279
                                                 ------------------------------
Total                                                  634                  518
                                                 ==============================

Number of Projects that have Exploratory Well
     Costs Capitalized for a Period
     Greater than One Year                             10                    7
                                                 ------------------------------

As at March 31, 2009, we have exploratory costs that have been capitalized for more than one year relating to our interests in three exploratory blocks in the Gulf of Mexico ($140 million), certain coalbed methane and shale gas exploratory activities in Canada ($79 million), four exploratory blocks in the North Sea ($78 million), and our interest in an exploratory block offshore Nigeria ($23 million). These costs relate to projects with exploration wells for which we have not been able to record proved reserves. We are assessing all of these wells and projects, and are working with our partners to prepare development plans, drill additional appraisal wells or to assess commercial viability.


6.   DEFERRED CHARGES AND OTHER ASSETS

                                                March 31         December 31
                                                    2009                2008
-------------------------------------------------------------------------------
Crude Oil Put Options and Natural
   Gas Swaps (Note 7) (1)                              -                 234
Long-Term Energy Marketing Derivative
   Contracts (Note 7)                                262                 217
Long-Term Capital Prepayments                         62                  61
Asset Retirement Remediation Fund                      8                   9
Defined Benefit Pension Assets                        48                   3
Other                                                 51                  46
                                                   ----------------------------
Total                                                431                 570
                                                   ----------------------------

(1) The crude oil put options were reclassified to other current assets as they settle within 12 months.

7.   FINANCIAL INSTRUMENTS

Financial instruments carried at fair value on our balance sheet include cash and cash equivalents, restricted cash and derivatives used for trading and non-trading  purposes.  Our other  financial  instruments,  including  accounts receivable, accounts payable, accrued interest payable, dividends payable, short-term borrowings and long-term debt, are carried at cost or amortized cost. The carrying value of our short-term receivables and payables approximates their fair value because the instruments are near maturity.

In our Energy Marketing group, we enter into contracts to purchase and sell crude oil, natural gas and other energy commodities, and use derivative contracts, including futures, forwards, swaps and options, for hedging and trading purposes (collectively derivatives). We also use derivatives to manage commodity price risk and foreign currency risk for non-trading purposes. We categorize our derivative instruments as trading or non-trading activities and carry the instruments at fair value on our balance sheet. The derivatives section below details our derivatives and fair values as at March 31, 2009. The fair values are included with accounts receivable or payable and are classified as long-term or short-term based on anticipated settlement date. Any change in fair value is included in marketing and other income.

We carry our long-term debt at amortized cost using the effective interest rate method. At March 31, 2009, the estimated fair value of our long-term debt was $6,595 million (December 31, 2008 - $5,686 million) as compared to the carrying value of $7,791 million (December 31, 2008 - $6,578 million). The fair value of long-term debt is estimated based on prices provided by quoted markets and third-party brokers.

DERIVATIVES

(a)  TOTAL CARRYING VALUE OF DERIVATIVE CONTRACTS RELATED TO TRADING ACTIVITIES

Our energy marketing group engages in various activities including the purchase and sale of physical commodities and the use of financial instruments such as commodity and foreign exchange futures, forwards and swaps to generate revenue and economically hedge exposures. These contracts are accounted for as derivatives and, where applicable, are presented net on the balance sheet in accordance with netting arrangements. The fair value and carrying amounts related to derivative instruments held by our energy marketing operations are as follows:

                                                   March 31         December 31
                                                       2009                2008
-------------------------------------------------------------------------------
  Commodity Contracts                                   709                 742
  Foreign Exchange Contracts                             14                  13
                                                   ----------------------------
Accounts Receivable (Note 3)                            723                 755
                                                   ----------------------------

  Commodity Contracts                                   259                 213
  Foreign Exchange Contracts                              3                   4
                                                   ----------------------------
Deferred Charges and Other Assets (Note 6) (1)          262                 217
                                                   ----------------------------

  Total Trading Derivative Assets                       985                 972
                                                   ============================

  Commodity Contracts                                   746                 585
  Foreign Exchange Contracts                             41                  30
                                                   ----------------------------
Accounts Payable and Accrued Liabilities (Note 9)       787                 615
                                                   ----------------------------

  Commodity Contracts                                   260                 248
  Foreign Exchange Contracts                             10                  46
                                                   ----------------------------
Deferred Credits and Other Liabilities
    (Note 13) (1)                                       270                 294
                                                   ----------------------------

  Total Trading Derivative Liabilities                1,057                 909
                                                   ============================

  Total Net Trading Derivative Contracts                (72)                 63
                                                   ============================
(1) These derivative contracts settle beyond 12 months and are considered non-current.

Excluding the impact of netting arrangements, the gross fair value of derivative instruments is as follows:

                                                                  March 31
                                                                      2009
-------------------------------------------------------------------------------
Current Trading Assets                                               5,396
Non-Current Trading Assets                                           1,433
                                                                  ---------
  Total Trading Derivative Assets                                    6,829
                                                                  =========

Current Trading Liabilities                                          5,461
Non-Current Trading Liabilities                                      1,440
                                                                  ---------
  Total Trading Derivative Liabilities                               6,901
                                                                  =========

                                                                  ---------
  Total Net Trading Derivative Contracts                               (72)
                                                                  =========

Trading revenues generated by our energy marketing group include gains and losses on derivative instruments and non-derivative instruments such as physical inventory. During the three months ended March 31, 2009, the following trading revenues were recognized in marketing and other income:

                                                                 Three Months
                                                               Ended March 31
                                                                         2009
-------------------------------------------------------------------------------
Commodity                                                                 348
Foreign Exchange                                                          (81)
                                                                        -----
  Marketing Revenue                                                       267
                                                                        =====

As an energy marketer, we may undertake several transactions during a period to execute a single sale of physical product. Each transaction may be represented by one or more derivative instruments including a physical buy, physical sell, and in many cases, numerous financial instruments for economically hedging and trading purposes. The absolute notional volumes associated with our derivative instrument transactions are as follows:

                                                                 Three Months
                                                               Ended March 31
                                                                         2009
-------------------------------------------------------------------------------
Natural Gas                                              bcf/d           28.6
Crude Oil                                             mmbbls/d            3.8
Power                                                    GWh/d          212.3
Foreign Exchange                                  USD millions            378
Foreign Exchange                                 Euro millions            153
                                                        ---------------------

(b)  TOTAL  CARRYING  VALUE OF  DERIVATIVE  CONTRACTS  RELATED  TO  NON-TRADING
     ACTIVITIES


The fair value and carrying amounts of derivative instruments related to non-trading activities are as follows:

                                                      March 31    December 31
                                                          2009           2008
-------------------------------------------------------------------------------
Accounts Receivable (Note 3)                               224              6
Deferred Charges and Other Assets (Note 6) (1)               -            234
                                                        ---------------------
  Total Non-Trading Derivative Assets                      224            240
                                                        =====================

Accounts Payable and Accrued Liabilities (Note 9)           27             21
Deferred Credits and Other Liabilities (Note 13) (1)        21             26
                                                        ---------------------
  Total Non-Trading Derivative Liabilities                  48             47
                                                        =====================

  Total Net Non-Trading Derivative Assets (2)              176            193
                                                        =====================

(1) These derivative contracts settle beyond 12 months and are considered non-current.

(2) The net fair value of these derivatives is equal to the gross fair value before consideration of netting arrangements and collateral posted or received with counterparties.

CRUDE OIL PUT OPTIONS

In 2008, we purchased put options on approximately 70,000 bbls/d of our 2009 crude oil production for $14 million. These options establish an annual average Dated Brent floor price of US$60/bbl on these volumes. In September 2008, Lehman Brothers filed for bankruptcy protection. This impacts approximately 25,000 bbls/d of our 2009 put options and the carrying value of these put options has been reduced to nil. The crude oil put options are carried at fair value and are classified as long-term or short-term based on their anticipated settlement date. Fair value of the put options is supported by multiple quotes obtained from third party brokers, which were validated with observable market data to the extent possible. The decrease in fair value of the crude oil put options of $16 million is included in marketing and other income for the three months ended March 31, 2009.

                                           Notional               Average    Fair    Change in
                                            Volumes    Term   Floor Price   Value   Fair Value
----------------------------------------------------------------------------------------------
                                           (bbls/d)             (US$/bbl)
Dated Brent Crude Oil Put Options            45,000    2009           60      224         (16)
Dated Brent Crude Oil Put Options            25,000    2009           60        -           -
                                                                          --------------------
                                                                              224         (16)
                                                                          ====================

FIXED-PRICE NATURAL GAS CONTRACTS AND NATURAL GAS SWAPS

We have fixed-price natural gas sales contracts and offsetting natural gas swaps that are not part of our trading activities. These sales contracts and swaps are carried at fair value and are classified as long-term or short-term based on their anticipated settlement date. The decrease in fair value of the fixed price natural gas contracts and natural gas swaps of $8 million is included in marketing and other income for the three months ended March 31, 2009.

                                           Notional               Average    Fair    Change in
                                            Volumes    Term         Price   Value   Fair Value
----------------------------------------------------------------------------------------------
                                             (Gj/d)                ($/Gj)
Fixed-Price Natural Gas Contracts            15,514    2009          2.28    (11)          10
                                             15,514    2010          2.28    (15)          11
Natural Gas Swaps                            15,514    2009          7.60    (16)         (22)
                                             15,514    2010          7.60     (6)          (7)
                                                                            ------------------
                                                                             (48)          (8)
                                                                            ==================

(c)      FAIR VALUE OF DERIVATIVES

Our processes for estimating and classifying the fair value of our derivative contracts are consistent with those in place at December 31, 2008. The following table includes our derivatives that are carried at fair value for our trading and non-trading activities as at March 31, 2009. Financial assets and liabilities are classified in the fair value hierarchy in their entirety based on the lowest level of input that is significant to the fair value measurement. Assessment of the significance of a particular input to the fair value measurement requires judgment and may affect placement within the fair value hierarchy levels.

Net Derivatives             Level 1       Level 2       Level 3        Total
-------------------------------------------------------------------------------
  Trading Derivatives          (198)          167           (41)         (72)
  Non-Trading Derivatives         -           176             -          176
                           -----------------------------------------------------
  Total                        (198)          343           (41)         104
                           =====================================================

A reconciliation of changes in the fair value of our derivatives classified as Level 3 for the three months ended March 31, 2009 is provided below:

                                                                        Level 3
-------------------------------------------------------------------------------
Beginning of Period                                                         (82)
  Realized and Unrealized Gains (Losses)                                     27
  Purchases, Issuances and Settlements                                       13
  Transfers In and/or Out of Level 3                                          1
                                                                   -------------
End of Period                                                               (41)
                                                                   =============

 Unsettled gains (losses) relating to
 instruments still held as of March 31, 2009                                 28
                                                                   =============

Trading derivatives classified in Level 3 are generally economically hedged such that gains or losses on positions classified in Level 3 are often offset by gains or losses on positions classified in Level 1 or 2. Transfers into or out of Level 3 represent existing assets and liabilities that were either previously categorized as a higher level for which the inputs became unobservable or assets and liabilities that were previously classified as Level 3 for which the lowest significant input became observable during the period.

8.       RISK MANAGEMENT

(a)      MARKET RISK

We invest in significant capital projects, purchase and sell commodities, issue short-term borrowings and long-term debt, and invest in foreign operations. These activities expose us to market risks from changes in commodity prices, foreign exchange rates and interest rates, which affect our earnings and the value of the financial instruments we hold. We use derivatives for trading and non-trading purposes as part of our overall risk management policy to manage these market exposures.

The following market risk discussion focuses on the commodity price risk and foreign currency risk related to our financial instruments as our exposure to interest rate risk is immaterial.

COMMODITY PRICE RISK

We are exposed to commodity price movements as part of our normal oil and gas operations, particularly in relation to the prices received for our crude oil and natural gas. Commodity price risk related to conventional and synthetic crude oil prices is our most significant market risk exposure. Crude oil and natural gas are sensitive to numerous worldwide factors, many of which are beyond our control, and are generally sold at contract or posted prices. Changes in the global supply and demand fundamentals in the crude oil market and geopolitical events can significantly affect crude oil prices. Changes in crude oil and natural gas prices may significantly affect our results of operations and cash generated from operating activities. Consequently, these changes may also affect the value of our oil and gas properties, our level of spending for exploration and development, and our ability to meet our obligations as they come due.

The majority of our oil and gas production is sold under short-term contracts, exposing us to the risk of price movements. Other energy contracts we enter into also expose us to commodity price risk between the times we purchase and sell contracted volumes. We periodically manage these risks by using derivative contracts such as commodity put options.

Our energy marketing business is focused on providing services for our customers and suppliers to meet their energy commodity needs. We market and trade physical energy commodities including crude oil, natural gas, electricity and other commodities in selected regions of the world. We accomplish this by buying and selling physical commodities, by acquiring and holding rights to physical transportation and storage assets for these commodities, and by building strong relationships with our customers and suppliers.

In order to manage the commodity and foreign exchange price risks that come from this physical business, we use financial derivative contracts including energy-related futures, forwards, swaps and options, as well as currency swaps or forwards.

We also seek to profit from our views on the future movement of energy commodity pricing relationships, primarily between different locations, time periods or qualities. We do this by holding open positions, where the terms of physical or financial contracts are not completely matched to offsetting positions. We may also carry exposures to the absolute change in commodity prices based on our market views or as a consequence of managing our physical and financial positions on a daily basis.

Our risk management activities make use of tools such as Value-at-Risk (VaR) and stress testing consistent with December 31, 2008. Our period end, high, low and average VaR amounts for the three months ended March 31, 2009 and year ended December 31 are as follows:

                                            Three Months              Year Ended
                                          Ended March 31             December 31
Value-at-Risk                                       2009                    2008
--------------------------------------------------------------------------------
Period End                                            19                      25
High                                                  24                      40
Low                                                   18                      19
Average                                               20                      30
                                      ------------------------------------------

If market shocks occurred as in 2008, the key assumptions underlying our VaR estimate could be exceeded and the potential loss could be greater than our estimate. We perform stress tests on a regular basis to compliment VaR and assess the impact of non-normal changes in prices on our positions.


FOREIGN CURRENCY RISK

Foreign currency risk is created by fluctuations in the fair values or cash flows of financial instruments due to changes in foreign exchange rates. A substantial portion of our activities are transacted in or referenced to US dollars including:

    o sales of crude oil, natural gas and certain chemicals products;
    o capital spending and expenses for our oil and gas, Syncrude and chemicals operations;
    o commodity derivative contracts used primarily by our energy marketing group; and
    o short-term borrowings and long-term debt.

In our oil and gas operations, we manage our exposure to fluctuations between the US and Canadian dollar by matching our expected net cash flows and borrowings in the same currency. Net revenue from our foreign operations and our US-dollar borrowings are generally used to fund US-dollar capital expenditures and debt repayments. We maintain revolving Canadian and US-dollar borrowing facilities that can be used or repaid depending on expected new cash flows. We designate a portion of our US-dollar borrowings as a hedge against our US-dollar net investment in self sustaining foreign operations.

The effective portion of the foreign exchange gains or losses related to our designated debt are included in accumulated other comprehensive income in shareholders' equity. Our net investment in self-sustaining foreign operations and our designated US-dollar debt at March 31, 2009 and December 31, 2008 are as follows:

                                                      March 31       December 31
(US$ millions)                                            2009              2008
--------------------------------------------------------------------------------
Net Investment in Self-Sustaining Foreign Operations     4,592             4,662
Designated US-Dollar Debt                                4,592             4,545
                                                     ---------------------------

At March 31, 2009, the ineffective portion of the foreign exchange gains and losses was $16 million ($14 million net of income tax expense) and is included in marketing and other income.

At March 31, 2009, we had US$6,240 million of long-term debt issued in US dollars and a one cent change in the US dollar to Canadian dollar exchange rate would increase or decrease our accumulated other comprehensive income by approximately $53 million, before income tax.

We also have exposures to currencies other than the US dollar including a portion of our UK operating expenses, capital spending and future asset retirement obligations which are denominated in British Pounds and Euros. We do not have any material exposure to highly inflationary foreign currencies. In our energy marketing group, we enter into transactions in various currencies including Canadian and US dollars, British Pounds and Euros. We may actively manage significant currency exposures using forward contracts and swaps.

(b)      CREDIT RISK

Credit risk affects both our trading and non-trading activities and is the risk of loss if counterparties do not fulfill their contractual obligations. Most of our credit exposure is with counterparties in the energy industry, including integrated oil companies, refiners and utilities, and are subject to normal industry credit risk. Approximately 85% of our exposure is with these large energy companies. This concentration of risk within the energy industry is reduced because of our broad base of domestic and international counterparties. Our processes to manage this risk are consistent with those in place at December 31, 2008.

At March 31, 2009, only one counterparty individually made up more than 10% of our credit exposure. This counterparty is a major integrated oil company with a strong investment grade credit rating. No other counterparties made up more than 5% of our credit exposure. The following table illustrates the composition of credit exposure by credit rating.

                                                   March 31          December 31
CREDIT RATING                                          2009                 2008
--------------------------------------------------------------------------------
A or higher                                             70%                  65%
BBB                                                     28%                  29%
Non-Investment Grade                                     2%                   6%
                                        ----------------------------------------
TOTAL                                                  100%                 100%
                                        ========================================

Our maximum counterparty credit exposure at the balance sheet date consists primarily of the carrying amounts on non-derivative financial assets such as cash and cash equivalents, accounts receivable, as well as the fair value of derivative financial assets. We provided an allowance of $68 million for credit risk with our counterparties. In addition, we incorporate the credit risk associated with counterparty default, as well as Nexen's own credit risk, into our estimates of fair value.

Collateral received from customers at March 31, 2009 includes $91 million of cash and $129 million of letters of credit. The cash received reflects customer deposits that are included in accounts payable and accrued liabilities.

(c)      LIQUIDITY RISK

Liquidity risk is the risk that we will not be able to meet our financial obligations as they fall due. We require liquidity specifically to fund capital requirements, satisfy financial obligations as they become due, and to operate in our energy marketing business. We generally rely on operating cash flows to provide liquidity and we also maintain significant undrawn committed credit facilities. At March 31, 2009, we had approximately $3.3 billion of cash and available committed lines of credit. This includes $2.1 billion of cash and cash equivalents on hand. In addition, we have undrawn term credit facilities of $1.6 billion, of which $438 million was supporting letters of credit at March 31, 2009. These facilities are available until 2012. We also have $584 million of undrawn, uncommitted credit facilities, of which $81 million was supporting letters of credit at March 31, 2009.


The following table details the contractual maturities for our non-derivative financial liabilities, including both the principal and interest cash flows at March 31, 2009:

                                        Less than                            More Than
                                 Total     1 Year  1-3 Years    4-5 Years      5 Years
--------------------------------------------------------------------------------------
Long-Term Debt                   7,864          -        240        2,961        4,663
Interest on Long-Term Debt (1)   7,829        340        680          675        6,134
                                ------------------------------------------------------
Total                           15,693        340        920        3,636       10,797
                                ======================================================

(1) Excludes interest on term credit facilities of $3.9 billion and Canexus term credit facilities of $430 million as the amounts drawn on the facilities fluctuate. Based on amounts drawn at March 31, 2009 and existing variable interest rates, we would be required to pay $30 million per year until the outstanding amounts on the term credit facilities are repaid.

The following table details contractual maturities for our derivative financial liabilities. The balance sheet amounts for derivative financial liabilities included below are not materially different from the contractual amounts due on maturity.


                                        Less than                            More Than
                                 Total     1 Year  1-3 Years    4-5 Years      5 Years
--------------------------------------------------------------------------------------
Trading Derivatives (Note 7)     1,057        787        224           44            2
Non-Trading Derivatives
    (Note 7)                        48         27         21            -            -
                                 -----------------------------------------------------
Total                            1,105        814        245           44            2
                                 =====================================================

The commercial agreements our energy marketing group enter into often include financial assurance provisions that allow us and our counterparties to effectively manage credit risk. The agreements normally require collateral to be posted if an adverse credit-related event occurs, such as a drop in credit rating. Based on contracts in place and commodity prices at March 31, 2009, we could be required to post collateral of up to $1.2 billion if we were downgraded to non-investment grade. This represents the maximum amount of collateral that we would be required to post assuming a severe event that causes all rating agencies to simultaneously downgrade us. This amount includes trade payables of $851 million and derivative contracts with a fair value of $377 million. All of these obligations are included on our March 31, 2009 balance sheet. In the event of a ratings downgrade, we could monetize our trading inventories and receivables and draw on our existing credit facilities to meet our collateral obligations.

At March 31, 2009, collateral posted with counterparties includes $24 million of cash and $313 million of letters of credit related to our trading activities. Cash posted is included with our accounts receivable. Cash collateral is not normally applied to contract settlement. Once a contract has been settled, the collateral amounts are refunded. If there is a default, the cash is retained.

Our   exchange-traded   derivative   contracts   are  also  subject  to  margin
requirements. We have margin deposits of $426 million (December 31, 2008 - $103 million), which have been included in restricted cash.

9.   ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

                                                  March 31           December 31
                                                      2009                  2008
-------------------------------------------------------------------------------
Accrued Payables                                     1,767                 2,033
Energy Marketing Derivative Contracts (Note 7)         787                   615
Trade Payables                                         403                   303
Stock-Based Compensation                                97                    97
Income Taxes Payable                                    75                    69
Other                                                  326                   209
                                                 -------------------------------
TOTAL                                                3,455                 3,326
                                                 ===============================
10.   SHORT-TERM BORROWINGS AND LONG-TERM DEBT

                                                    March 31        December 31
                                                        2009               2008
--------------------------------------------------------------------------------
Canexus Term Credit Facilities,
 due 2011 (US$190 million drawn)(a)                      240                223
Term Credit Facilities, due 2012
 (US$1.8 billion drawn) (b)                            2,268              1,225
Canexus Notes, due 2013 (US$50 million)                   63                 61
Notes, due 2013 (US$500 million)                         630                612
Notes, due 2015 (US$250 million)                         315                306
Notes, due 2017 (US$250 million)                         315                306
Notes, due 2028 (US$200 million)                         252                245
Notes, due 2032 (US$500 million)                         630                612
Notes, due 2035 (US$790 million)                         996                968
Notes, due 2037 (US$1,250 million)                     1,575              1,531
Subordinated Debentures, due 2043
                (US$460 million)                         580                563
                                                   -----------------------------
                                                       7,864              6,652
Unamortized Debt Issue Costs                             (73)               (74)
                                                   -----------------------------
TOTAL                                                  7,791              6,578
                                                   =============================

(a)      CANEXUS TERM CREDIT FACILITIES

Canexus has $430 million (US $341 million) of committed, secured term credit facilities available until 2011. At March 31, 2009, $240 million (US$190 million) was drawn on these facilities (December 31, 2008 - $223 million (US$182 million)). Borrowings are available as Canadian bankers' acceptances, LIBOR-based loans, Canadian prime rate loans or US-dollar base rate loans. Interest is payable monthly at floating rates. The term credit facilities are secured by a floating charge debenture over all of Canexus' assets. The credit facility also contains covenants with respect to certain financial ratios of Canexus. The weighted-average interest rate on the Canexus term credit facilities was 2.7% for the three months ended March 31, 2009 (Three months ended March 31, 2008 - 4.4%).

(b)      TERM CREDIT FACILITIES

We have unsecured term credit facilities of $3.9 billion (US$3.1 billion) available until 2012. At March 31, 2009, $2.3 billion (US$1.8 billion) was drawn on these facilities (December 31, 2008 - $1.2 billion (US$1 billion)). Borrowings are available as Canadian bankers' acceptances, LIBOR-based loans, Canadian prime rate loans, US-dollar base rate loans or British pound call-rate loans. Interest is payable at floating rates. The weighted-average interest rate on our term credit facilities was 1.1% for the three months ended March 31, 2009 (Three months ended March 31, 2008 - 3.9%). At March 31, 2009, $438 million (US$348 million) of these facilities were utilized to support outstanding letters of credit (December 31, 2008 - $381 million (US$311 million)).

(c)      INTEREST EXPENSE

                                                                 Three Months
                                                                Ended March 31
                                                             2009           2008

Long-Term Debt                                                89             76
Other                                                          5              4
                                                  ------------------------------
Total                                                         94             80
   Less: Capitalized                                         (26)           (53)
                                                  ------------------------------
Total                                                         68             27
                                                  =============================

Capitalized interest relates to and is included as part of the cost of our oil and gas and Syncrude properties. The capitalization rates are based on our weighted-average cost of borrowings.

(d)   SHORT-TERM BORROWINGS

Nexen has uncommitted, unsecured credit facilities of approximately $584 million (US$463 million), none of which were drawn at March 31, 2009 (December 31, 2008 - nil). We utilized $81 million (US$64 million) of these facilities to support outstanding letters of credit at March 31, 2009 (December 31, 2008 - $29 million (US$24 million)). Interest is payable at floating rates. The weighted-average interest rate on our short-term borrowings was 2.3% for the three months ended March 31, 2009 (Three months ended March 31, 2008 - 4.3%).

11.   CAPITAL MANAGEMENT

Our objectives and processes for managing our capital structure are consistent with those in place at December 31, 2008. Our capital consists of shareholders' equity, short-term borrowings, long-term debt and cash and cash equivalents as follows:

                                                 March 31           December 31
                                                     2009                  2008
-------------------------------------------------------------------------------
NET DEBT (1)
  Long-Term Debt                                    7,791                 6,578
     Less: Cash and Cash Equivalents               (2,054)               (2,003)
                                                  ------------------------------
TOTAL                                               5,737                 4,575
                                                  =============================
SHAREHOLDERS' EQUITY                                7,329                 7,191
                                                  =============================

(1) Includes all of our borrowings and is calculated as long-term debt and short-term borrowings less cash and cash equivalents.


We monitor the leverage in our capital structure by reviewing the ratio of net debt to cash flow from operating activities and interest coverage ratios at various commodity prices.


We use the ratio of net debt to cash flow from operating activities as a key indicator of our leverage and to monitor the strength of our balance sheet. Net debt is a non-GAAP measure that does not have any standard meaning prescribed by GAAP and is therefore unlikely to be comparable to similar measures presented by others. We calculate net debt using the GAAP measures of long-term debt and short-term borrowings less cash and cash equivalents (excluding restricted cash).


For the twelve months ended March 31, 2009, our net debt to cash flow from operating activities ratio was 1.4 times compared to 1.1 times at December 31, 2008. While we typically expect the target ratio to fluctuate between 1.0 and
2.0 times under normalized commodity prices, this can be higher when we identify strategic opportunities requiring additional investment. Whenever we exceed our target ratio, we develop a strategy to reduce our leverage and lower this ratio back to target levels over time.


Our interest coverage ratio monitors our ability to fund the interest requirements associated with our debt. Our interest coverage was 12.8 times at March 31, 2009 (December 31, 2008 - 15.6 times). Interest coverage is calculated by dividing our twelve-month trailing adjusted earnings before interest, taxes, DD&A (Adjusted EBITDA) by interest expense before capitalized interest. Adjusted EBITDA is a non-GAAP measure which is calculated using net income excluding interest expense, provision for income taxes, exploration expenses, DD&A, impairment and other non-cash expenses. The calculation of Adjusted EBITDA is set out in the following table and is unlikely to be comparable to similar measures presented by others.

                                                   Twelve Months      Year Ended
                                                  Ended March 31     December 31
                                                            2009            2008
--------------------------------------------------------------------------------
Net Income                                                 1,220          1,715
  Add:
     Interest Expense                                        135             94
     Provision for Income Taxes                            1,019          1,457
     Depreciation, Depletion, Amortization
       and Impairment                                      2,059          2,014
     Exploration Expense                                     423            402
     Recovery of Non-Cash Stock-Based
       Compensation                                         (213)          (272)
     Change in Fair Value of Crude Oil Put
       Options                                              (187)          (203)
     Other Non-Cash Expenses                                 (18)            (1)
                                                   -----------------------------
Adjusted EBITDA                                            4,438          5,206
                                                   =============================
12.      ASSET RETIREMENT OBLIGATIONS

Changes in carrying amounts of the asset retirement obligations associated with our PP&E are as follows:

                                              Three Months Ended      Year Ended
                                                        March 31     December 31
                                                            2009            2008
-------------------------------------------------------------------------------
Balance at Beginning of Period                             1,059            832
  Obligations Incurred with Development
    Activities                                                15             32
  Obligations Settled                                        (13)           (45)
  Accretion Expense                                           17             58
  Revisions to Estimates                                     (24)           159
  Effects of Changes in Foreign Exchange Rate                 14             23

                                                   -----------------------------
Balance at End of Period (1), (2)                          1,068          1,059
                                                   =============================

(1) Obligations due within 12 months of $35 million (December 31, 2008 - $35 million) have been included in accounts payable and accrued liabilities.
(2) Obligations relating to our oil and gas activities amount to $1,018 million (December 31, 2008 - $1,009 million) and obligations relating to our chemicals business amount to $50 million (December 31, 2008 - $50 million).

Our total estimated undiscounted inflated asset retirement obligations amount to $2,424 million (December 31, 2008 - $2,393 million). We have discounted the total estimated asset retirement obligations using a weighted-average, credit-adjusted, risk-free rate of 5.9%. Approximately $421 million included in our asset retirement obligations is expected to be settled over the next five years. The remaining obligations settle beyond five years and will be funded by future cash flows from our operations.

13.   DEFERRED CREDITS AND OTHER LIABILITIES
                                                        March 31     December 31
                                                            2009            2008
-------------------------------------------------------------------------------
Deferred Tax Credit                                          698             709
Long-Term Energy Marketing Derivative
 Contracts (Note 7)                                          270             294
Deferred Transportation Revenue                               65              69
Fixed-Price Natural Gas Contracts
 and Swaps (Note 7)                                           21              26
Defined Benefit Pension Obligations                           68              67
Capital Lease Obligations                                     62              53
Other                                                        116             106
                                                   -----------------------------
Total                                                      1,300           1,324
                                                   =============================
14.   SHAREHOLDERS' EQUITY

DIVIDENDS

Dividends per common share for the three months ended March 31, 2009 were $0.05 per common share (2008 - $0.025). Dividends paid to holders of common shares have been designated as "eligible dividends" for Canadian tax purposes.

15.   MARKETING AND OTHER INCOME

                                                                Three Months
                                                               Ended March 31
                                                            2009           2008
-------------------------------------------------------------------------------
Marketing Revenue, Net (Note 7)                              267            211
Change in Fair Value of Crude Oil Put
  Options (Note 7)                                           (16)             -
Interest                                                       2             10
Foreign Exchange Gains                                        19              5
Other                                                        (15)            (4)
                                                   -----------------------------
Total                                                        257            222
                                                   =============================

16.   EARNINGS PER COMMON SHARE

We calculate basic earnings per common share using net income divided by the weighted-average number of common shares outstanding. We calculate diluted earnings per common share in the same manner as basic, except we use the weighted-average number of diluted common shares outstanding in the denominator.


                                                                Three Months
                                                               Ended March 31
(millions of shares)                                        2009           2008
-------------------------------------------------------------------------------
Weighted-average number of common
   shares outstanding                                      520.2          528.9
Shares issuable pursuant to tandem
   options                                                   7.6           22.5
Shares notionally purchased from proceeds
   of tandem options                                        (5.1)        (14.2)
                                                   -----------------------------
Weighted-average number of diluted common
  shares outstanding                                        522.7         537.2
                                                   =============================

In calculating the weighted-average number of diluted common shares outstanding for the three months ended March 31, 2009, we excluded 17,243,309 tandem options because their exercise price was greater than the average common share market price in the period. In calculating the weighted-average number of diluted common shares outstanding for the three months ended March 31, 2008, we excluded 4,103,560 tandem options, because their exercise price was greater than the average common share market price in the period. During the periods presented, outstanding tandem options were the only potential dilutive instruments.

17.   COMMITMENTS, CONTINGENCIES AND GUARANTEES

As described in Note 16 to the Audited Consolidated Financial Statements included in our 2008 Form 10-K, there are a number of lawsuits and claims pending, the ultimate results of which cannot be ascertained at this time. We record costs as they are incurred or become determinable. We continue to believe the resolution of these matters would not have a material adverse effect on our liquidity, consolidated financial position or results of operations. There have been no significant developments since year end.

18.   CASH FLOWS

(a)   CHARGES AND CREDITS TO INCOME NOT INVOLVING CASH

                                                                Three Months
                                                               Ended March 31
                                                            2009           2008
-------------------------------------------------------------------------------
Depreciation, Depletion, Amortization
   and Impairment                                            409            364
Stock-Based Compensation                                       -            (59)
Provision for (Recovery of) Future
   Income Taxes                                              (87)            77
Change in Fair Value of Crude Oil Put
   Options                                                    16              -
Net Income Attributable to
   Non-Controlling Interests                                   3              1
Other                                                        (19)             -
                                                   -----------------------------
Total                                                        322            383
                                                   =============================

(b)   CHANGES IN NON-CASH WORKING CAPITAL

                                                                Three Months
                                                               Ended March 31
                                                            2009           2008
-------------------------------------------------------------------------------
   Accounts Receivable                                       298           (446)
   Inventories and Supplies                                  (49)           (78)
   Other Current Assets                                       (8)           (10)
   Accounts Payable and Accrued
      Liabilities                                            185            683
   Other                                                      13             13
                                                   -----------------------------
Total                                                        439            162
                                                   =============================
Relating to:
   Operating Activities                                      420            140
   Investing Activities                                       19             22
                                                   -----------------------------
Total                                                        439            162
                                                   =============================
(c)      OTHER CASH FLOW INFORMATION

                                                                Three Months
                                                               Ended March 31
                                                            2009           2008
-------------------------------------------------------------------------------
Interest Paid                                                 81             66
Income Taxes Paid                                             34             85
                                                   -----------------------------

Cash flow from other operating activities includes cash outflows related to geological and geophysical expenditures of $12 million for the three months ended March 31, 2009 (2008 - $10 million).

19.   OPERATING SEGMENTS AND RELATED INFORMATION

Nexen is involved in activities relating to Oil and Gas, Energy Marketing, Syncrude and Chemicals in various geographic locations as described in Note 22 to the Audited Consolidated Financial Statements included in our 2008 Form 10-K.

THREE MONTHS ENDED MARCH 31, 2009
                                                                                                              Corporate
                                                                                 Energy                             and
                                               Oil and Gas                    Marketing  Syncrude  Chemicals       Other     Total
----------------------------------------------------------------------------------------------------------------------------------
                                                 United   United        Other
                                Yemen   Canada   States  Kingdom  Countries(1)
                              -----------------------------------------------
Net Sales                        162        91       63      478           19        13        98        124           -     1,048
Marketing and Other                3         7        -        4            -       267         -        (14)        (10)(2)   257
                              ----------------------------------------------------------------------------------------------------
Total Revenues                   165        98       63      482           19       280        98        110         (10)    1,305

Less: Expenses
  Operating                       47        41       23       51            2         8        66         67           -       305
  Depreciation, Depletion,
   Amortization and
     Impairment                   41        63       68      193            5         4        11         12          12       409
  Transportation and Other         3         3       13       (3)           -       162         7         10           6       201
  General and Administrative       4        14       14        2            8        23         -          9          26       100
  Exploration                      -        21       10        8          14 (3)      -         -          -           -        53
  Interest                         -         -        -        -            -         -         -          2          66        68
                              ----------------------------------------------------------------------------------------------------
Income (Loss)
  before Income Taxes             70       (44)     (65)     231          (10)       83        14         10        (120)      169
Less: Provisions for
(Recovery                         24       (11)     (23)      86           (6)       35         4          2         (80)       31
  of) Income Taxes
Less: Non-Controlling
  Interests                        -         -        -        -            -         -         -          3          -          3
                              ----------------------------------------------------------------------------------------------------
Net Income (Loss)                 46       (33)     (42)     145           (4)       48        10          5         (40)      135
                              ====================================================================================================

Identifiable Assets              400     7,678(4) 2,100    6,403          807     3,035(5)  1,212        594       1,390    23,619
                              ====================================================================================================
Capital Expenditures
  Development and Other           29       244       42      149           58         8        17         36           1       584
  Exploration                      -        94       26       28           15         -         -          -           -       163
  Proved Property
    Acquisitions                   -       757        -        -            -         -         -          -           -       757
                              ----------------------------------------------------------------------------------------------------
                                  29     1,095       68      177           73         8        17         36           1     1,504
                              ====================================================================================================
Property, Plant and
Equipment
  Cost                         2,920     9,225    4,591    6,869          636       256     1,386        983         332    27,198
  Less: Accumulated DD&A       2,729     1,843    2,850    2,419          121        80       244        523         212    11,021
                              ----------------------------------------------------------------------------------------------------
Net Book Value                   191     7,382(4) 1,741    4,450          515       176     1,142        460         120    16,177
                              ====================================================================================================

(1)  Includes results of operations from producing activities in Colombia.
(2)  Includes  interest  income of $2 million,  foreign  exchange  gains of $19 million, decrease in the fair value of crude oil put options of $16 million and other losses of $15 million.
(3)  Includes exploration activities primarily in Norway and Colombia.
(4) Includes costs of $5,658 million related to our insitu oil sands (Long Lake and future phases).
(5) Approximately 77% of Marketing's identifiable assets are accounts receivable and inventories.

THREE MONTHS ENDED MARCH 31, 2008
                                                                                                              Corporate
                                                                                 Energy                             and
                                               Oil and Gas                    Marketing  Syncrude  Chemicals       Other     Total
----------------------------------------------------------------------------------------------------------------------------------
                                                 United   United        Other
                                Yemen   Canada   States  Kingdom  Countries(1)
                              -----------------------------------------------
Net Sales                        276      147       181       939          46         14       158        109          -      1,870
Marketing and Other                4        -         1         1           -        211         -         (7)         12 (2)   222
                              ----------------------------------------------------------------------------------------------------
Total Revenues                   280      147       182       940          46        225       158        102         12      2,092

Less: Expenses
  Operating                       45        42       24        57           3          9        62         67          -        309
  Depreciation, Depletion,
   Amortization and
     Impairment                   34        47       74       170           4          3        12         10         10        364
  Transportation and Other         2         5        1         -           -        173         5         19 (3)      -        205
  General and                     (2)        1        6        (1)          1         26         1          7         16         55
    Administrative (4)
  Exploration                      -         4        6         7          15 (5)      -         -          -          -         32
  Interest                         -         -        -         -           -          -         -          3         24         27
                              ----------------------------------------------------------------------------------------------------
Income (Loss)
  before Income Taxes            201        48       71       707          23         14        78         (4)       (38)     1,100
Less: Provisions for
(Recovery                         70        14       25       359           3          1        22          -        (25)       469
  of) Income Taxes
Less: Non-Controlling
  Interests                        -         -        -         -           -          -         -          1          -          1
                              ----------------------------------------------------------------------------------------------------
Net Income (Loss)                131        34       46       348          20         13        56         (5)       (13)       630
                              ====================================================================================================
Identifiable Assets              341     5,837(6) 1,766     4,970         393      4,271(7)  1,216        476        391     19,661
                              ====================================================================================================
Capital Expenditures
  Development and Other           18       351       79       100          28          -         9         13          4        602
  Exploration                      5        86       67        16          10          -         -          -          -        184
                              -----------------------------------------------------------------------------------------------------
                                  23       437      146       116          38          -         9         13          4        786
                              ====================================================================================================

Property, Plant and
Equipment
  Cost                         2,288     7,171    3,330     4,999         302        252     1,339        848        313     20,842
  Less: Accumulated DD&A       2,068     1,637    1,898     1,085          84         65       214        474        178      7,703
                              -----------------------------------------------------------------------------------------------------
Net Book Value                   220     5,534(6) 1,432     3,914         218        187     1,125        374        135     13,139
                              ====================================================================================================

(1)  Includes results of operations from producing activities in Colombia.
(2) Includes interest income of $10 million, foreign exchange gains of $5 million and other losses of $3 million.
(3) Includes severance accrual of $7 million in connection with North Vancouver technology conversion project.
(4)  Includes recovery of stock-based compensation expense of $41 million.
(5) Includes exploration activities primarily in Nigeria, Norway and Colombia.
(6) Includes costs of $4,003 million related to our insitu oil sands (Long Lake and future phases).
(7)  Approximately  83%  of  Marketing's   identifiable   assets  are  accounts
     receivable and inventories.

20.   DIFFERENCES BETWEEN CANADIAN AND US GENERALLY ACCEPTED ACCOUNTING
      PRINCIPLES

The  Unaudited   Consolidated   Financial  Statements  have  been  prepared  in
accordance with Canadian GAAP. The US GAAP Unaudited Consolidated Statements and summaries of differences from Canadian GAAP are as follows:

UNAUDITED CONSOLIDATED STATEMENT OF INCOME - US GAAP
FOR THE THREE MONTHS ENDED MARCH 31

(Cdn$ millions, except per share amounts)                   2009           2008
-------------------------------------------------------------------------------
REVENUES AND OTHER INCOME
     Net Sales                                             1,048          1,870
     Marketing and Other (v); (vi)                           292            206
                                                    ---------------------------
                                                           1,340          2,076
                                                    ---------------------------
EXPENSES
     Operating (i)                                           305            310
     Depreciation, Depletion, Amortization
       and Impairment                                        409            364
     Transportation and Other (v)                            194            205
     General and Administrative (iv)                         108             62
     Exploration                                              53             32
     Interest                                                 68             27
                                                    ---------------------------
                                                           1,137          1,000
                                                    ---------------------------

INCOME BEFORE PROVISION FOR INCOME TAXES                     203          1,076
                                                    ---------------------------

PROVISION FOR (RECOVERY OF) INCOME TAXES
     Current                                                 118            392
     Deferred (iv); (vi)                                     (74)            66
                                                    ---------------------------
                                                              44            458
                                                    ---------------------------

NET INCOME BEFORE NON-CONTROLLING INTERESTS                  159            618
     Less: Net Income Attributable to
           Non-Controlling Interests                          (3)            (1)
                                                    ---------------------------

NET INCOME ATTRIBUTABLE TO NEXEN INC. - US GAAP (1)          156            617
                                                    ===========================

EARNINGS PER COMMON SHARE ($/share) (Note 16)
     Basic                                                  0.30           1.17
                                                    ===========================

     Diluted                                                0.30           1.15
                                                    ===========================

(1) RECONCILIATION OF CANADIAN AND US GAAP NET INCOME

                                                                Three Months
                                                               Ended March 31
(Cdn$ millions)                                             2009            2008
--------------------------------------------------------------------------------
Net Income - Canadian GAAP                                   135            630
Impact of US Principles, Net of Income Taxes:
     Pre-operating Costs (i)                                   -             (1)
     Stock-based Compensation (iv)                            (6)            (5)
     Inventory Valuation (vi)                                 27             (7)
                                                    ---------------------------
Net Income - US GAAP                                         156            617
                                                    ===========================

UNAUDITED CONSOLIDATED BALANCE SHEET - US GAAP
                                                        March 31    December 31
(Cdn$ millions, except share amounts)                       2009           2008
                                                    ---------------------------
ASSETS
   CURRENT ASSETS
      Cash and Cash Equivalents                            2,054          2,003
      Restricted Cash                                        426            103
      Accounts Receivable                                  2,821          3,163
      Inventories and Supplies (vi)                          530            426
      Other                                                  405            169
                                                    ---------------------------
         Total Current Assets                              6,236          5,864
                                                    ---------------------------

   PROPERTY, PLANT AND EQUIPMENT
      Net of Accumulated Depreciation,
         Depletion, Amortization and
         Impairment of $11,414
         (December 31, 2008 - $10,786)(i); (iii)          16,128         14,873
   GOODWILL                                                  400            390
   DEFERRED INCOME TAX ASSETS                                359            351
   DEFERRED CHARGES AND OTHER ASSETS                         431            570
                                                    ---------------------------
TOTAL ASSETS                                              23,554        22,048
                                                    ===========================

LIABILITIES AND SHAREHOLDERS' EQUITY
   CURRENT LIABILITIES
      Accounts Payable and Accrued
        Liabilities (iv)                                   3,521          3,384
      Accrued Interest Payable                                80             67
      Dividends Payable                                       26             26
                                                    ---------------------------
         Total Current Liabilities                         3,627          3,477
                                                    ---------------------------

   LONG-TERM DEBT                                          7,791          6,578
   DEFERRED INCOME TAX LIABILITIES
      (i); (ii); (iv); (vi); (vii)                         2,542          2,543
   ASSET RETIREMENT OBLIGATIONS                            1,033          1,024
   DEFERRED CREDITS AND OTHER
      LIABILITIES (ii)                                     1,404          1,428

SHAREHOLDERS' EQUITY
   Nexen Inc. Shareholders' Equity
      Common Shares, no par value
         Authorized:   Unlimited
         Outstanding:  2009 - 520,813,961 shares
                       2008 - 519,448,590 shares           1,004            981
      Contributed Surplus                                      2              2
      Retained Earnings (i) - (vii)                        6,302          6,172
      Accumulated Other Comprehensive Loss (ii)             (203)          (209)
                                                    ---------------------------
   Total Nexen Inc. Shareholders' Equity                   7,105          6,946
      Non-Controlling Interests                               52             52
                                                    ---------------------------
   TOTAL SHAREHOLDERS EQUITY                               7,157          6,998
                                                    ---------------------------
   COMMITMENTS, CONTINGENCIES AND GUARANTEES
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                23,554         22,048
                                                    ===========================


UNAUDITED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME - US GAAP FOR THE THREE MONTHS ENDED MARCH 31

(Cdn$ millions)                                             2009           2008
--------------------------------------------------------------------------------
Net Income - US GAAP                                         156            617
Other Comprehensive Income (Loss),
      Net of Income Taxes:
      Foreign Currency Translation Adjustment                  6            (27)
                                                    ---------------------------
Comprehensive Income                                         162            590
                                                    ===========================

UNAUDITED CONSOLIDATED STATEMENT OF ACCUMULATED OTHER COMPREHENSIVE LOSS -
US GAAP

                                                        March 31    December 31
(Cdn$ millions)                                             2009           2008
-------------------------------------------------------------------------------
Foreign Currency Translation Adjustment                     (128)          (134)
Unamortized Defined Benefit Pension
     Plan Costs (ii)                                         (75)           (75)
                                                    ---------------------------
Accumulated Other Comprehensive Loss (AOCI)                 (203)          (209)
                                                    ===========================

NOTES TO THE UNAUDITED CONSOLIDATED US GAAP FINANCIAL STATEMENTS:

i. Under Canadian GAAP, we defer certain development costs to PP&E. Under US principles, these costs have been included in operating expenses. As a result property, plant and equipment is lower under US GAAP by $30 million (December 31, 2008 - $30 million).

ii. US GAAP requires the recognition of the over-funded and under-funded status of a defined benefit plan on the balance sheet as an asset or liability. At March 31, 2009, the unfunded amount of our defined benefit pension plans that was not included in the Pension Liability under Canadian GAAP was $104 million. This amount has been included in deferred credits and other liabilities and $75 million, net of income taxes, has been included in AOCI.

iii. On January 1, 2003, we adopted FASB Statement 143, ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS (FAS 143) for US GAAP reporting purposes. We adopted the equivalent Canadian standard for asset retirement obligations on January 1, 2004. These standards are consistent except for the adoption date which results in our property, plant and equipment under US GAAP being lower by $19 million.

iv. Under Canadian principles, we record obligations for liability-based stock compensation plans using the intrinsic-value method of accounting. Under US principles, obligations for liability-based stock compensation plans are recorded using the fair-value method of accounting. In addition, under Canadian principles, we retroactively adopted EIC-162 which requires the accelerated recognition of stock-based compensation expense for all stock-based awards made to our retired and retirement-eligible employees. However, US GAAP requires the accelerated recognition of stock-based compensation expense for such employees for awards granted on or after January 1, 2006. As a result:

     o general and administrative expense is higher by $8 million ($6 million, net of income taxes) for the three months ended March 31, 2009, (2008 - higher by $7 million ($5 million, net of income taxes)); and

     o accounts payable and accrued liabilities are higher by $66 million as at March 31, 2009 (December 31, 2008 - $58 million).

v. Under US GAAP, asset disposition gains and losses are included with transportation and other expense. Gains of $7 million for the three months ended March 31, 2009 were reclassified from marketing and other income to transportation and other expense (no gains were reclassified for the three months ended March 31, 2008).

vi. Under Canadian GAAP, we began carrying our commodity inventory held for trading purposes at fair value, less any costs to sell, effective October 31, 2007. Under US GAAP, we are required to carry this inventory at the lower of cost or net realizable value. As a result:

     o marketing and other income is higher by $42 million ($27 million, net of income taxes) for the three months ended March 31, 2009, respectively (2008 - lower by $16 million ($7 million, net of income taxes)); and

     o inventories are lower by $16 million as at March 31, 2009 (December 31, 2008 - lower by $58 million).

vii. On January 1, 2007, we adopted FASB Interpretation 48, ACCOUNTING FOR UNCERTAINTY IN INCOME TAXES (FIN 48) regarding accounting and disclosure for uncertain tax positions. On the adoption of FIN 48, we recorded a cumulative effect of a change in accounting principle of $28 million. This amount increased our deferred income tax liabilities, and decreased our retained earnings as at January 1, 2007 in our US GAAP - Unaudited Consolidated Balance Sheet.

     As at March 31, 2009, the total amount of our unrecognized tax benefit was approximately $235 million, all of which, if recognized, would affect our effective tax rate. To the extent interest and penalties may be assessed by taxing authorities on any underpayment of income tax, such amounts have been accrued and are classified as a component of income taxes in the Unaudited Consolidated Statement of Income. As at March 31, 2009, the total amount of interest and penalties related to uncertain tax positions recognized in deferred income tax liabilities in the US GAAP - Unaudited Consolidated Balance Sheet was approximately $8 million. We had no interest or penalties included in the US GAAP - Consolidated Statement of Income for the three months ended March 31, 2009.

     Our income tax filings are subject to audit by taxation authorities and as at March 31, 2009 the following tax years remained subject to examination,
     (i) Canada - 1985 to date (ii) United Kingdom - 2007 to date and (iii) United States - 2005 to date. We do not anticipate any material changes to the unrecognized tax benefits previously disclosed within the next 12 months.


CHANGES IN ACCOUNTING POLICIES - US GAAP
BUSINESS COMBINATIONS

On January 1, 2009, we prospectively adopted Financial Accounting Standards Board (FASB) Statement 141 (revised), BUSINESS COMBINATIONS. Statement 141 establishes principles and requirements of the acquisition method for business combinations and related disclosures. The adoption of this statement did not impact our results of operations or financial position.

NON-CONTROLLING INTERESTS

On January 1, 2009, we prospectively adopted Statement 160, NON-CONTROLLING INTERESTS IN CONSOLIDATED FINANCIAL STATEMENTS. This statement clarifies that a non-controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. The adoption of this statement did not have a material impact on our results of operations or financial position. The presentation changes have been included in the Consolidated Financial Statements, as applicable.

DERIVATIVE AND HEDGING DISCLOSURES

On January 1, 2009, we prospectively adopted Statement 161, DISCLOSURES ABOUT DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. The statement requires qualitative disclosures about the objectives and strategies for using derivatives, quantitative data about the fair value of gains and losses on derivative contracts and details of credit-risk-related contingent features in their hedged position. The statement also requires the disclosure of the location and amounts of derivative instruments in the financial statements. The disclosures required by this standard are provided in Notes 7 and 8.

NEW ACCOUNTING PRONOUNCEMENTS - US GAAP

In December 2008, FASB issued FSP FAS 132(R) -1, EMPLOYERS DISCLOSURES ABOUT POSTRETIREMENT BENEFIT PLAN ASSETS. This position provides guidance on disclosures about plan assets of a defined benefit pension or other postretirement plans. This position is effective for fiscal years ending after December 15, 2009. We do not expect the adoption of this statement to materially impact our results of operations or financial position.

In April 2009, FASB issued three final staff positions to improve guidance and disclosures on fair value measurement and impairments. The positions clarify fair value accounting specifically regarding: inactive markets and distressed transactions; other-than-temporary impairments; and expanded fair value disclosures for financial instruments in interim periods. These positions are effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. We do not expect the adoption of these positions to have a material impact on our results of operation or financial position.